Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
among:
AVISTA CORPORATION,
a Washington corporation;
ALASKA MERGER SUB, INC.,
an Alaska corporation;
ALASKA ENERGY AND RESOURCES COMPANY,
an Alaska corporation;
and
William A. Corbus,
as the Shareholders’ Representative
___________________________
Dated as of November 4, 2013

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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of November 4, 2013, by and among: Avista Corporation, a Washington corporation (“Parent”); Alaska Merger Sub, Inc., an Alaska corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); Alaska Energy and Resources Company, an Alaska corporation (the “Company”); and, solely with respect to Article 8 and Section 9.1, William A. Corbus as the Shareholders’ Representative.
WHEREAS, upon the terms of and subject to the conditions set forth in this Agreement and in accordance with the ACC, Parent and the Company have agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger as a wholly owned subsidiary of Parent;
WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is fair to, and in the best interests of, the Company and its shareholders and has approved this Agreement and the transactions contemplated by this Agreement, and (ii) has unanimously recommended the approval of the principal terms of the Merger by the Company Shareholders in accordance with the ACC;
WHEREAS, (i) the Boards of Directors of Parent and Merger Sub have determined that the Merger is fair to, and in the best interests of, Parent and Merger Sub and their respective shareholders and have approved this Agreement and the transactions contemplated by this Agreement, and (ii) Parent, as the sole shareholder of Merger Sub, has approved the principal terms of the Merger in accordance with the ACC;
WHEREAS, at the Closing, Parent, the Shareholders’ Representative and an escrow agent mutually agreed upon by the parties (the “Escrow Agent”), shall execute an Escrow Agreement in a form mutually agreed upon by Parent and the Company, subject to any changes proposed by the Escrow Agent that are reasonably acceptable to Parent and the Company (the “Escrow Agreement”);
WHEREAS, the parties intend, for U.S. federal income Tax purposes, that the Merger qualify as a “reorganization” described in Section 368(a) of the Code, and that the execution of this Agreement constitute the adoption of a “plan of reorganization” within the meaning of Section 354(a)(1) of the Code and Treasury Regulations Section 1.368-2(g); and
WHEREAS, pursuant to the Merger, among other things, each of the issued and outstanding shares of Company Common Stock shall be converted into the right to receive consideration as set forth in Article 2.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

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Article 1.

DEFINITIONS
Section 1.1    Definitions. (1) The following terms, as used herein, have the following meanings:
“ACC” means the Alaska Corporations Code – AS 10.06.005 – AS 10.06.995.
“Action” means any action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Antitrust Laws” means the HSR Act and the rules and regulations promulgated thereunder, and any other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“Burdensome Condition” shall mean a condition and requirement that is (i) not normal and customary for regulatory approvals requested in connection with similar transactions or (ii) materially and adversely affects either (1) the business of Parent, the Company, Alaska Electric Light and Power Company or Snettisham Electric Company, each considered separately, or the Surviving Corporation and Merger Sub taken as a whole (including, but not limited to, the reasonable opportunity to recover prudently incurred costs and earn the authorized rate of return, as applicable) or (2) the ability of Parent to continue to operate the business of the Company and the Company Subsidiaries, taken as a whole, consistent with past practices.
“Business Day” means any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in Juneau, Alaska or in New York, New York.
“Cash and Cash Equivalents” means cash, cash equivalents, short-term investments, marketable securities, deposits, checks received that have not been posted, and deposits in transit.
“Closing Indebtedness” means indebtedness for borrowed money of the Company and any Company Subsidiary outstanding as of immediately prior to the Closing solely with respect to (i) CoBank, ACB pursuant to that certain Master Loan Agreement, dated as of August 6, 2009, by and between Alaska Electric Light and Power Company and CoBank, ACB, (ii) the Alaska Industrial Development and Export Authority pursuant to that certain Unsecured Loan Agreement, dated as of May 18, 2006, by and between Alaska Electric Light and Power Company and the Alaska Industrial Development and Export Authority and (iii) Wells Fargo Bank, National Association

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pursuant to that certain Business Loan Agreement, dated as of January 1, 2012, by and between Alaska Electric Light and Power Company and Wells Fargo Bank, National Association. For purposes of clarity, Closing Indebtedness shall not include any (1) inter-company indebtedness among the Company and any Company Subsidiary or (2) amounts owing by the Company or any Company Subsidiary pursuant to the Snettisham Agreements (as defined in the Disclosure Schedules).
“Closing Net Working Capital” means (i) the aggregate dollar amount of all current assets of the Company set forth on Schedule 2.9 as of immediately prior to the Closing, minus (ii) the aggregate dollar amount of all current liabilities of the Company set forth on Schedule 2.9 as of immediately prior to the Closing, in each case prepared in accordance with the Company’s historical accounting practices and consistent with GAAP and calculated in the same manner as set forth on Schedule 2.9.
“Closing Stock Consideration” means the aggregate Stock Consideration (valued at the Parent Closing Price) payable to Company Shareholders at Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Common Stock” means the common stock, no par value, of the Company.
“Company Material Adverse Effect” means any material adverse effect on the business of the Company and the Company Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and no change or effect arising from, attributable to or relating to any of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (i) the negotiation, execution, delivery, public announcement or pendency of this Agreement or any of the transactions contemplated herein; (ii) conditions affecting the industry in which the Company operates or participates, the U.S. economy or financial markets or any foreign markets or any foreign economy or financial markets in any location where the Company has material operations or sales, except to the extent any such condition has a substantially disproportionate effect on the Company relative to other Persons principally engaged in the same industry as the Company; (iii) compliance with the terms of, or the taking of any action required by, this Agreement, or otherwise taken with the consent of Parent; (iv) any breach by Parent or Merger Sub of this Agreement or the Confidentiality Agreement; (v) the taking of any action by Parent or any of Parent’s Affiliates; (vi) any change in GAAP; (vii) any change in applicable laws, except to the extent any such condition has a substantially disproportionate effect on the Company relative to other Persons principally engaged in the same industry as the Company, (viii) any acts of God, calamities, acts of war or terrorism, or national or international political or social conditions, except to the extent any such condition has a substantially disproportionate effect on the Company relative to other Persons principally engaged in the same industry as the Company; (ix) any action required to be taken under applicable laws; or (x) any failure in and of itself (as distinguished from any change or effect giving rise to or contributing to such failure) by the Company to meet any projections or forecasts for any period.
“Company Shareholders” means the holders of Company Common Stock.

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“Company Subsidiary” means a Subsidiary of the Company.
“Disclosure Schedule” means the Disclosure Schedule that has been delivered by the Company to Parent on the date of this Agreement and as may be updated and amended pursuant to Section 9.11 through the Closing Date.
“Dissenting Shares” means shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of approval of the principal terms of the Merger and who is entitled to demand and properly demands dissenters’ rights for such Company Shares in accordance with the ACC.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Fund” means the escrow fund established pursuant to the Escrow Agreement.
“Escrow Participants” means those Persons who hold shares of Company Common Stock (other than Dissenting Shares) immediately prior to the Effective Time.
“Escrow Participation Percentage” means, with respect to an Escrow Participant, the percentage corresponding to the fraction: (i) having a numerator equal to the sum of the aggregate amount of Stock Consideration (valued at the Parent Closing Price) distributable to such Escrow Participant pursuant to Section 2.3 (prior to deducting any sums contributed to the Escrow Fund therefrom on behalf of such Escrow Participant); and (ii) having a denominator equal to the sum of the aggregate amount of Stock Consideration (valued at the Parent Closing Price) described in clause (i) above with respect to all Escrow Participants.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means the ratio obtained by dividing the Per Share Amount by (i) $21.48 if the Parent Closing Price is less than or equal to $21.48, (ii) the Parent Closing Price, if the Parent Closing Price is greater than $21.48 and less than $34.30 or (iii) $34.30 if the Parent Closing Price is greater than or equal to $34.30.
“Fully Diluted Share Number” means the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time.
“GAAP” means generally accepted accounting principles in the United States.
“Indemnified Taxes” means all liabilities for Taxes (or the nonpayment thereof) of the Company or any Company Subsidiary for any Pre-Closing Tax Period (determined, with respect to any Straddle Period, in the manner provided by Section 5.11(c)) to the extent such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Closing Date Statement (rather than in any notes thereto) and taken into account in the determination of Final Closing Net Working Capital; provided, however, Indemnified Taxes shall not include (i) Transfer Taxes and (ii) any Taxes attributable to any transaction engaged in by Parent or any Affiliate thereof on the

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Closing Date after the Closing that is not specifically contemplated by this Agreement or that is not in the ordinary course of business.
“IPUC” means the Idaho Public Utilities Commission.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, (i) with respect to the Company and its Subsidiaries, the actual knowledge after due inquiry of any executive officer of the Company and (ii) with respect to Parent and its Subsidiaries, including the Merger Sub or the Surviving Corporation, the actual knowledge after due inquiry of any executive officer of Parent.
“Merger Consideration” means $170,000,000, (i) increased by the amount of Cash and Cash Equivalents of the Company and any Company Subsidiary as of immediately prior to the Closing (prior to the payment of any Transaction Expenses), (ii) decreased by the amount of Closing Indebtedness, (iii) decreased by the amount of Transaction Expenses, (iv) decreased by the Representative Reimbursement Amount, (v) if the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, increased by the amount of such excess, and (vi) if the Target Net Working Capital exceeds the Estimated Closing Net Working Capital, decreased by the amount of such excess.
“MPSC” means the Public Service Commission of the State of Montana.
“OPUC” means the Public Utility Commission of Oregon.
“Parent Closing Price” means the arithmetic average of the 4:00 p.m. Eastern Time closing sale prices of Parent Common Stock reported on the New York Stock Exchange composite tape for the ten (10) consecutive trading days immediately preceding but not including the trading day prior to the Closing Date, as adjusted for any Parent Adjustment Event.
“Parent Common Stock” means Parent’s common stock, no par value.
“Paying Agent” mean the Person authorized to receive Letters of Transmittal and to act as paying agent under this Agreement, which Person shall be designated by the Parent and reasonably acceptable to the Company pursuant to an agreement entered into at least twenty five (25) Business Days prior to Closing between the Paying Agent and Parent in a form reasonably acceptable to the Company (the “Paying Agent Agreement”).
“Per Share Amount” means the amount determined by dividing (a) the Merger Consideration by (b) the Fully Diluted Share Number.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Pre-Closing Tax Period” means any taxable period ending at the end of or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

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“Principal Documents” means (i) this Agreement, (ii) the Escrow Agreement, (iii) each agreement, instrument or document attached as an exhibit to this Agreement and (iv) each other agreement, certificate, document and instrument to be executed by any of the parties at or prior to the Closing pursuant to this Agreement.
“Regulatory Laws” means any law or any binding agreement issued or entered by or with any governmental entity relating to the regulation of Parent, the Company, their respective Subsidiaries, or the transactions contemplated by this Agreement.
“Requisite Shareholders” means Company Shareholders holding at least two-thirds of all shares of outstanding Company Common Stock.
“SEC” means the Securities and Exchange Commission.
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Subsidiary” means any corporation, partnership, limited liability company, joint venture or other legal entity of which an entity (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.
“Target Net Working Capital” means $1,500,000.
“Tax” or “Taxes” means any and all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax or similar levy, fee, impost duty or charge of whatever kind (including any interest, penalty or addition to the tax imposed in connection therewith or with respect thereto).
“Tax Return” means any return, report, information statement or other documentation, including any schedule or attachment thereto and any amendment thereof, filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, claim for refund, payment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by any governmental Tax authority.
“Total Consideration” means the sum of the Merger Consideration plus the Representative Reimbursement Amount.
“Transaction Expenses” means all out-of-pocket fees and expenses payable by the Company as of the Closing to brokers, financial advisors, accountants or legal advisors for services performed in connection with the negotiation, execution and delivery of this Agreement and the

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consummation of the transactions contemplated hereby, but only to the extent that any such fees and expenses remain unpaid as of immediately prior to the Closing.
“Transfer Taxes” means any statutory, governmental, federal, state, local, municipal, foreign and other transfer, documentary, real estate transfer, mortgage recording, sales, use, stamp, registration, value-added and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement.
“WUTC” means the Washington Utilities and Transportation Commission.
(a)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Aggregate Distribution Amount	Section 8.8(e)
Aggregate Escrow Balance	Section 8.8(e)
Aggregate Pending Claim Amount	Section 8.8(e)
Agreement	Preamble
Articles of Merger	Section 2.2(a)
Audit Firm	Section 2.8(d)
Benefit Plans	Section 3.19(f)
Claimed Amount	Section 8.8(a)
Closing	Section 2.2
Closing Date	Section 2.2
Closing Date Statement	Section 2.8(b)
Company	Preamble
Company Balance Sheet	Section 3.5
Company Employees	Section 3.19(c)
Company Financial Statements	Section 3.5
Company IP Rights	Section 3.8(a)
Company Plans and Arrangements	Section 5.9(a)
Company Required Governmental Approvals	Section 3.24
Company Returns	Section 3.18(a)
Company Stock Certificates	Section 2.4(a)
Confidentiality Agreement	Section 5.2
Contested Amount	Section 8.8(b)
Continuation Period	Section 5.9(a)
Damages	Section 8.2
Deferred Compensation Plan	Section 3.19(i)
Dispute Notice	Section 2.8(d)
Dissenting Holders	Section 2.8(e)
DOJ	Section 5.5(a)

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Term	Section
Effective Time	Section 2.2
Environment	Section 3.20(b)
Environmental Law	Section 3.20(b)
Escrow Agreement	Recitals
Escrow Amount	Section 2.5
Estimated Closing Net Working Capital	Section 2.8(a)
Exchange Fund	Section 2.4(d)
Expiration Date	Section 8.1
FERC	Section 5.5(a)
Final Closing Net Working Capital	Section 2.8(b)
FTC	Section 5.5(a)
Hazardous Materials	Section 3.20(b)
HSR Act	Section 3.24
Indemnification Claim	Section 8.8(a)
Indemnified Parties	Section 5.8(a)
Information Statement	Section 5.7(a)
Letter of Transmittal	Section 2.4(a)
Merger	Recitals
Merger Sub	Preamble
Notice of Indemnification Claim	Section 8.8(a)
Parent	Preamble
Parent Adjustment Event	Section 2.6
Parent Required Governmental Approvals	Section 4.3
Parent SEC Documents	Section 4.7
Parent Stock Certificate	Section 2.4(g)
Paying Agent Agreement	Section 1.1(a)
Pre-Closing Distributions	Section 5.12
Pre-Closing Period	Section 5.1
Pre-Closing Tax Contest	Section 5.11(b)
Pre-Closing Tax Return	Section 5.11(a)
RCA	Section 3.24
Registration Statement	Section 5.7(a)
Representative Reimbursement Amount	Section 9.1(b)
Representative Reimbursement Fund	Section 9.1(b)
Response Notice	Section 8.8(b)
Securities Act	Section 4.7
Shareholder Distributions	Section 2.4(g)
Shareholder Meeting	Section 5.2
Shareholders’ Representative	Section 9.1(a)
Significant Contract	Section 3.15(a)
Stock Consideration	Section 2.3

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Term	Section
Surviving Corporation	Section 2.1(a)
Tax Contest	Section 5.11(b)
Tax Sharing Agreement	Section 3.18(e)
Third-Party Claim	Section 8.5
Trademarks	Section 3.8(a)
Union	Section 3.19(c)
Unresolved Escrow Claim	Section 8.8(e)
WARN	Section 3.19(d)

ARTICLE 2.

THE MERGER
Section 2.1    Merger of Merger Sub into the Company.
(a)    Upon the terms and subject to the provisions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).
(b)    The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the ACC. The Articles of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit A and the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time. The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who were directors and officers of Merger Sub immediately prior to the Effective Time.
Section 2.2    Closing; Effective Time.
(a)    The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place as soon as practicable, but no later than two Business Days after the satisfaction or waiver of the last of the conditions set forth in Article 6 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless the parties hereto otherwise agree in writing. The Closing shall be held at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, Suite 100, San Diego, California 92130, unless the parties hereto otherwise agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” Articles of Merger substantially in the form attached hereto as Exhibit B (the “Articles of Merger”) will be duly prepared and executed by the parties, and thereafter delivered to the State of Alaska, Department of Commerce, Community and Economic Development, Division of Corporations for filing, as provided in the ACC, as soon as practicable on the Closing Date. The Merger will become effective upon the later of the acceptance for filing of the Articles of Merger by the State of Alaska, Department of Commerce, Community and Economic Development, Division of Corporations or at such later

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time as is provided in the Articles of Merger (the “Effective Time”). The Merger will, from and after the Effective Time, have all the effects provided by the ACC and other applicable law.
(b)    At the Closing, subject to the satisfaction or waiver by the Company of the conditions set forth in Section 6.2, the Company shall deliver or cause to be delivered to Parent the following documents:
(i)    executed copies of any Principal Documents to which it is a party or signatory (to the extent not previously delivered);
(ii)    a certificate of an officer of the Company certifying that the conditions set forth in Section 6.1(a), Section 6.1(b) and Section 6.1(c) have been satisfied;
(iii)    a true and complete copy, certified by the Secretary or an Assistant Secretary of the Company, of the resolutions duly and validly adopted by the Board of Directors of the Company evidencing its authorization of the execution and delivery of this Agreement and the other Principal Documents to which the Company is a party or signatory and the consummation of the transactions contemplated by this Agreement;
(iv)    a good standing certificate for the Company from the State of Alaska, Department of Commerce, Community and Economic Development, Division of Corporations dated as of a date not earlier than five Business Days prior to the Closing Date; and
(v)    a schedule of Escrow Participants that sets forth their respective Escrow Participation Percentages.
(c)    At the Closing, subject to the satisfaction or waiver by Parent of the conditions set forth in Section 6.1:
(i)    each of Parent and Merger Sub shall cause to be delivered to the Company executed copies of any Principal Documents to which it is a party or signatory (to the extent not previously delivered);
(ii)    Parent shall cause to be delivered to the Company a certificate of an officer of Parent certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied; and
(iii)    each of Parent and Merger Sub shall cause to be delivered to the Company true and complete copies, certified by the Secretary or an Assistant Secretary of each of Parent and Merger Sub, respectively, of the resolutions duly and validly adopted by the Boards of Directors of Parent and Merger Sub, respectively, evidencing their respective authorizations of the execution and delivery of this Agreement and the other Principal Documents to which Parent and Merger Sub are parties or signatories and the consummation of the transactions contemplated by this Agreement.

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Section 2.3    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, the Shareholders’ Representative, the Paying Agent or any Company Shareholder:
(a)    each share of Company Common Stock (other than Dissenting Shares) shall be canceled and converted into the right to receive (i) the number of shares of Parent Common Stock equal to one share of Company Common Stock multiplied by the Exchange Ratio (“Stock Consideration”) and (ii) a portion of the Representative Reimbursement Amount in accordance with Section 9.1(b); and
(b)    each share of the common stock, no par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.
Notwithstanding the foregoing, (i) a portion of the Merger Consideration payable to each Company Shareholder pursuant to this Section 2.3 shall be withheld and placed in the Escrow Fund pursuant to the provisions of Section 2.5 in an amount equal to the product of (1) such Company Shareholder’s Escrow Participation Percentage multiplied by (2) the Escrow Amount, and in the form of Stock Consideration valued in the same fashion as Stock Consideration paid by Parent to such Company Shareholder at the Closing and (ii) such Company Shareholder’s portion of the Representative Reimbursement Amount shall be withheld and placed in the Representative Reimbursement Fund in accordance with Section 9.1(b) in an amount equal to the product of (1) such Company Shareholder’s Escrow Participation Percentage multiplied by (2) the Representative Reimbursement Amount. For Tax purposes, each Company Shareholder’s portion of the Representative Reimbursement Amount shall be treated as having been received and voluntarily set aside by such Company Shareholder.
Section 2.4    Exchange Procedures.
(a)    At least twenty (20) Business Days prior to the Closing Date, Parent shall cause the Paying Agent to mail to each Company Shareholder: (i) a letter of transmittal, the form of which shall be finalized prior to the Closing and shall be substantially in such form and have such other provisions as shall reasonably be determined by Parent and reasonably acceptable to Company (the “Letter of Transmittal”) and (ii) instructions for surrendering the certificates of the shares of Company Common Stock (the “Company Stock Certificates”) in exchange for the payments in accordance herewith. The Letter of Transmittal shall include, without limitation, a form of certificate, to be completed and signed under penalties of perjury by the Company Shareholder, if applicable, stating that the Company Shareholder is not a “foreign person,” dated as of the Closing Date and in form and substance as required under Treasury Regulations Section 1.1445-2(b)(2) and as set out in Exhibit C.
(b)    Upon surrender to the Paying Agent of its Company Stock Certificate(s), accompanied by a properly completed Letter of Transmittal, a Company Shareholder will be entitled to receive promptly after the Effective Time the payments in respect of the shares of Company Common Stock represented by its Company Stock Certificate(s) in accordance with, and subject to the terms and conditions of, this Article 2. Until so surrendered, each such Company Stock

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Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration, the Representative Reimbursement Amount, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.4(h), and any dividends or distributions to which such holder is entitled pursuant to Section 2.4(g).
(c)    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a Company Stock Certificate so surrendered is registered, it shall be a condition to such payment that such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall inform the Paying Agent whether any transfer or other similar Taxes are required as a result of such payment to a Person other than the registered holder of such Company Stock Certificate, or establish to the reasonable satisfaction of the Paying Agent that such Taxes are not payable.  If such transfer or other similar Taxes are payable pursuant to the preceding sentence, then the Paying Agent shall withhold and deduct from the Merger Consideration (including Stock Consideration and cash in lieu of fractional shares of Parent Common Stock) otherwise payable pursuant to this Agreement to the designated Person other than the registered holder such amounts as the Paying Agent determines is necessary based on the information supplied by the registered holder.
(d)    After the Effective Time there shall be no further registration or transfers of shares of Company Common Stock. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration and a portion of the Representative Reimbursement Amount in accordance with the procedures set forth in this Article 2.
(e)    At any time following the twelve-month anniversary of the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any remaining portion of the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock and any dividends or other distributions with respect to Parent Common Stock payable upon due surrender of applicable Company Stock Certificates, not distributed to Company Shareholders that was deposited with the Paying Agent at or after the Effective Time in accordance with Section 2.4(g), Section 2.4(h) or Section 2.10(d) (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Paying Agent, as directed by Parent), and Company Shareholders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar laws) with respect to the Exchange Fund, without any interest thereon. Notwithstanding the foregoing, neither Parent nor the Paying Agent shall be liable to any Company Shareholder for any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.
(f)    In the event any Company Stock Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate(s) to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the execution of an indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Company Stock Certificate(s), Parent shall cause the Paying Agent to issue the

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Merger Consideration deliverable in respect of the shares of Company Common Stock represented by such lost, stolen or destroyed Company Stock Certificates.
(g)    No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any surrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.4(h) below, and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock payable in connection with Closing Stock Consideration shall be paid by Parent to the Paying Agent and shall be included in the Exchange Fund, in each case until the surrender of such Company Stock Certificate in accordance with Section 2.4(h) below. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Company Stock Certificate there shall be paid to any such Company Shareholder receiving a certificate for Parent Common Stock (a “Parent Stock Certificate”) representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such Company Shareholder is entitled pursuant to Section 2.4(h) below at Closing, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. Parent shall make available to the Paying Agent cash for these purposes, if necessary. Dividends or other distributions with respect to Parent Common Stock held in the Escrow Fund with a record date after the Effective Time (“Shareholder Distributions”) shall be (x) deposited by Parent into the Escrow Fund when paid and (y) released to the applicable party to which the corresponding shares of Parent Common Stock are released from the Escrow Account in accordance with Section 8.8(e) simultaneously with the release of such shares.
(h)    No Parent Stock Certificates representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Company Stock Certificates; no dividend or distribution by Parent shall relate to such fractional share interests; and such fractional share interests will not entitle the owner thereof to vote or to any rights as a shareholder of Parent. In lieu of any such fractional shares, each Company Shareholder of a Company Stock Certificate who would otherwise have been entitled to receive a fractional share interest (after aggregating all fractional shares of Parent Stock to be received by such Company Shareholder) in exchange for such Company Stock Certificate shall receive from the Paying Agent, Parent or Escrow Agent, as applicable, an amount in cash (rounded to the nearest whole cent) equal to the product obtained by multiplying (i) the fractional share interest to which such Company Shareholder (after taking into account all shares of Company Common Stock held by such holder at the Effective Time) would otherwise be entitled by (ii) the Parent Closing Price. Parent shall make available to the applicable party cash for these purposes, if necessary. For U.S. federal income tax purposes, the amount of any cash consideration paid pursuant to this Section 2.4(h) in lieu of issuing fractional shares of Parent Common Stock shall be treated as though such fractional share interests were first delivered to affected Company Shareholders and then redeemed.

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(i)    At or prior to the Effective Time, Parent will deposit with the Paying Agent, and instruct the Paying Agent to timely pay and distribute, sufficient (i) shares of Parent Common Stock to permit prompt payment of the Closing Stock Consideration and (ii) cash to permit prompt payment of the cash in lieu of fractional shares of Parent Common Stock payable in connection with the Closing Stock Consideration.
Section 2.5    Escrow. An amount equal to 10% of the Total Consideration (the “Escrow Amount”), all of which shall be in the form of Parent Common Stock valued at the Parent Closing Price, shall be deposited by Parent with the Escrow Agent into the Escrow Fund on or prior to the Effective Time, and shall be subject to the terms of the Escrow Agreement and this Agreement.
Section 2.6    Certain Adjustments. If the outstanding shares of Parent Common Stock as of the date of this Agreement changes into a different number of shares by reason of any reclassification, recapitalization or combination, stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event (any such action, a “Parent Adjustment Event”), the Exchange Ratio for any payment or issuance occurring simultaneously with or after such Parent Adjustment Event and the floor and ceiling prices utilized in determining the Exchange Ratio shall be proportionately adjusted to provide to the Company Shareholders the same economic effect as contemplated by this Agreement prior to such Parent Adjustment Event.
Section 2.7    Rights of Dissenting Shareholders.
(a)    Notwithstanding anything in this Agreement to the contrary and to the extent available under the ACC, all Dissenting Shares shall not be converted into, or represent the right to receive, the Merger Consideration or any portion of the Representative Reimbursement Amount. Such shareholders shall be entitled to receive payment of the fair value of Dissenting Shares held by them in accordance with the provisions of AS 10.06.580 of the ACC, except that all Dissenting Shares held by Company Shareholders who have failed to perfect or who effectively have withdrawn or lost their rights under AS 10.06.574 of the ACC shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration and the applicable portion of the Representative Reimbursement Amount, without any interest thereon, upon surrender, in the manner provided in Section 2.3, Section 2.4 and Section 9.1(b).
(b)    Company shall give Parent (i) prompt notice of any demands for fair value received by Company, withdrawals of such demands and any other similar instruments served pursuant to the ACC and received by Company and (ii) the opportunity, in consultation with Company, to direct all negotiations and proceedings with respect to demands for fair value under the ACC. Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for fair value or offer to settle or settle any such demands or waive any failure to timely deliver a demand, subject to Company’s legal duties and obligations under the ACC.

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Section 2.8    Closing Balance Sheet.
(a)    At least two (2) Business Days prior to the Closing, the Company shall deliver to Parent an estimated unaudited balance sheet of the Company as of immediately prior to the Closing, which shall be prepared in accordance with the Company’s historical accounting practices and consistent with GAAP, together with a statement setting forth in reasonable detail the Company’s calculation of the Closing Net Working Capital (the “Estimated Closing Net Working Capital”).
(b)    As soon as reasonably practicable after the Closing, but in any event no later than sixty (60) days thereafter, Parent shall cause to be prepared and delivered to the Shareholders’ Representative its unaudited balance sheet of the Company as of immediately prior to the Closing, which shall be prepared in accordance with the Company’s historical accounting practices and consistent with GAAP, together with a statement (the “Closing Date Statement”) setting forth in reasonable detail its calculation of the Closing Net Working Capital (the “Final Closing Net Working Capital”).
(c)    Parent shall, and shall cause Parent’s Affiliates and its and their accountants to, make such information, books, records, properties, schedules, analyses, work papers, personnel and resources available to the Shareholders’ Representative as may be reasonably necessary to enable the Shareholders’ Representative to review the Closing Date Statement and related underlying calculations.
(d)    In the event that the Shareholders’ Representative disputes the calculation of the Final Closing Net Working Capital set forth in the Closing Date Statement, the Shareholders’ Representative shall notify Parent in writing (the “Dispute Notice”) of the amount, nature and basis of such dispute, within forty-five (45) days after delivery of the Closing Date Statement. In the event of such a dispute, Parent and the Shareholders’ Representative shall first use good faith efforts to resolve such dispute among themselves. If Parent and the Shareholders’ Representative are unable to resolve the dispute within thirty (30) days after delivery of the Dispute Notice, then any remaining items in dispute shall be submitted to a “Big Four” accounting firm jointly chosen by Parent and the Shareholders’ Representative (the “Audit Firm”). If such disagreement and the determination of the Final Closing Net Working Capital is submitted to the Audit Firm for resolution, then (i) the Shareholders’ Representative and Parent shall execute any agreement(s) required by the Audit Firm to accept their engagement pursuant to this Section 2.8(d), (ii) Parent shall promptly furnish or cause to be furnished to the Audit Firm such work papers and other documents and information relating to the computation of the Final Closing Net Working Capital as the Audit Firm may reasonably request and are available to Parent or any of its Affiliates, (iii) each Party shall be afforded the opportunity to present to such Audit Firm, with a copy to the other Party, any other written material relating to the computation of the Final Closing Net Working Capital, (iv) the Audit Firm shall review only those items that are in dispute, (v) the Audit Firm shall not attribute a value to any single disputed amount greater than the greatest amount proposed by either party nor an amount less than the least amount proposed by either party, and (vi) the Shareholders’ Representative, on the one hand, and Parent, on the other hand, shall each bear fifty percent (50%) of the fees and costs of the Audit Firm for such determination. The written decision of the Audit Firm shall be rendered within no more than sixty (60) days from the date that the matter is referred to such firm and shall

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be final and binding on the parties hereto and, in the absence of fraud or manifest error, shall not be subject to dispute or review. Following any such dispute resolution (whether by mutual agreement of the parties or by written decision of the Audit Firm), the Final Closing Net Working Capital (as determined in such dispute resolution) shall be determined final.
(e)    Immediately upon the expiration of the forty-five (45) day period for giving the Dispute Notice, if no such notice is given, or upon notification by the Shareholders’ Representative to Parent that no such notice will be given, or immediately upon the resolution of disputes, if any, pursuant to this Section 2.8, Parent’s calculations set forth in the Closing Date Statement or Audit Firm’s calculations, as applicable, shall be final and binding on the parties hereto and shall not be subject to dispute or review. In the event that the Final Closing Net Working Capital is less than the Estimated Closing Net Working Capital, such amount shall be repaid on a dollar-for-dollar basis by the Shareholders’ Representative to Parent out of the Escrow Fund by the release of shares of Parent Common Stock (valued at the Parent Closing Price) held in the Escrow Fund to Parent. In the event that the Final Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, such amount shall be paid on a dollar-for-dollar basis by Parent to the Company Shareholders (other than Dissenting Shareholders) in the form of Stock Consideration valued in the same fashion as Stock Consideration paid by Parent to each Company Shareholder at the Closing.
Section 2.9    Withholding. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement to any holder or former holder of Company Common Stock or any other recipient of any payment under this Agreement, such amounts as Parent, the Surviving Corporation or the Paying Agent reasonably determines are required to be deducted and withheld from such payment under the Code or other applicable Tax law. Notwithstanding the foregoing, Parent, the Surviving Corporation and the Paying Agent, as the case may be, shall notify the Shareholders’ Representative of any intent to withhold any amount from any payment hereunder prior to withholding any such amounts therefrom and the parties shall work together in good faith to take such commercially reasonable actions as may be necessary or advisable to avoid or otherwise mitigate any such withholding. If Parent, the Surviving Corporation or the Paying Agent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Company Shareholder or other recipient of payments in respect of which Parent, the Surviving Corporation or the Paying Agent, as the case may be, made such deduction and withholding. Parent, the Surviving Corporation and the Paying Agent shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate governmental Tax authority.
Section 2.10    Payment of Merger Consideration. At the Effective Time, Parent shall:
(a)    Deposit the Escrow Amount with the Escrow Agent in accordance with Section 2.5, to be disbursed in accordance with the terms of this Agreement and the Escrow Agreement.
(b)    Deposit the Representative Reimbursement Amount by wire transfer of immediately available funds with the Shareholders’ Representative, in accordance with Section 9.1(b), to be disbursed in accordance with the terms of this Agreement.

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(c)    Pay, on behalf of the Company, all Transaction Expenses by wire transfer of immediately available funds, which amounts shall be set forth on a schedule that the Company shall deliver to Parent and the Shareholders’ Representative not less than two (2) Business Days prior to the Closing Date.
(d)    Deposit shares of Parent Common Stock and cash (by wire transfer of immediately available funds) with the Paying Agent in accordance with Section 2.4(i) sufficient to pay (i) the Merger Consideration (less the Escrow Amount) and (ii) cash in lieu of fractional shares of Parent Common Stock payable in connection with the Closing Stock Consideration, to be disbursed in accordance with the terms of this Agreement and the Paying Agent Agreement.
Section 2.11    Further Action. If, at any time after the Effective Time, any further action is necessary to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall take, and shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take, such action.
ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent and Merger Sub that, except as disclosed in the Disclosure Schedule:
Section 3.1    Due Organization; Organizational Documents. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Alaska and has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted. The Company is qualified to do business as a foreign corporation under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Company Material Adverse Effect. The Company has made available to Parent copies of the current organizational documents of the Company, including all amendments thereto.
Section 3.2    Authority; Binding Nature of Agreement; Non-Contravention. The Company has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement have been duly authorized by all necessary corporate action on the part of the Company. This Agreement, assuming it constitutes the valid and binding obligation of the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger will: (i) result in a violation by the Company of any provision of the Articles of Incorporation and bylaws of the Company, each as amended; (ii) other than the consents or approvals set forth on Section 3.2 of the Disclosure Schedule (the “Company Consents”) result in a material violation by the Company or any Company

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Subsidiary of any material provision of any Significant Contract or the termination of any Significant Contract; or (iii) result in a violation by the Company or any Company Subsidiary of any law or governmental regulation applicable to the Company, except in each case where such violation or termination would not have a Company Material Adverse Effect.
Section 3.3    Subsidiaries. Except as set forth on Section 3.3 of the Disclosure Schedule, the Company does not directly or indirectly own, or hold any rights to acquire, any shares of capital stock or any other securities or interests in any other Person. Each Company Subsidiary has been duly organized, is validly existing in good standing under the laws of the jurisdiction of its organization or formation, has the corporate power and authority to own its assets and to conduct its business as presently being conducted. Each Company Subsidiary is qualified to do business as a foreign corporation under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Company Material Adverse Effect.
Section 3.4    Capitalization, Etc.
(a)    The authorized capital stock of the Company consists of 600,000 shares of Company Common Stock, 200,000 shares of Voting Preferred Stock, no par value, and 200,000 shares of Preferred Stock, no par value. As of the date of this Agreement, 114,504 shares of Company Common Stock, no shares of the Company’s Voting Preferred Stock and no shares of the Company’s Preferred Stock are issued and outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. The shareholder register provided to Parent by the Company accurately reflects the registered holders of the Company Common Stock and the number of shares of Company Common Stock registered in the name of each such holder as of October 25, 2013.
(b)    As of the date of this Agreement, there are no (i) outstanding options, warrants, stock options or rights to acquire from the Company any shares of the capital stock or other equity securities of the Company; or (ii) outstanding securities of the Company that are convertible into any shares of capital stock or other equity securities of the Company.
(c)    All of the issued and outstanding capital stock of each Company Subsidiary has been duly authorized and validly issued, are fully paid and non-assessable. The Company owns directly all of the issued and outstanding capital stock of each Company Subsidiary. As of the date of this Agreement, there are no (i) outstanding options, warrants, stock options or rights to acquire from any Company Subsidiary any shares of the capital stock or other equity securities of such Company Subsidiary; or (ii) outstanding securities of any Company Subsidiary that are convertible into any shares of capital stock or other equity securities of such Company Subsidiary.
Section 3.5    Financial Statements. The Company has made available to Parent or Parent’s legal or financial advisor: (i) the consolidated audited balance sheet of the Company as of December 31, 2012 and the related audited consolidated statements of operations, shareholders’ equity and cash flows of the Company for the year then ended; and (ii) the consolidated unaudited balance sheet of the Company as of September 30, 2013 (the “Company Balance Sheet”) and the related consolidated unaudited statements of operations of the Company for the nine months then

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ended (the financial statements referred to in clauses (i) and (ii) of this sentence, the “Company Financial Statements”). Except as set forth on Section 3.5 of the Disclosure Schedule, the Company Financial Statements fairly present, in all material respects and in accordance with GAAP, the financial condition of the Company as of the dates indicated therein and the results of operations of the Company for the periods indicated therein, except that the Company Financial Statements referenced in clause (ii) of the preceding sentence are subject to normal year-end audit adjustments and do not contain footnotes.
Section 3.6    Undisclosed Liabilities. Except as set forth on Section 3.6 of the Disclosure Schedule, as of the date of this Agreement, neither the Company nor any Company Subsidiary has any liabilities of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the Company, except for (i) liabilities shown on the Company Balance Sheet; (ii) liabilities that have arisen in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet; or (iii) fees and expenses to brokers, financial advisors, accountants or legal advisors for services performed in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (and constituting either Transaction Expenses or Pre-Closing Distributions).
Section 3.7    Legal Proceedings; Orders. As of the date of this Agreement, (i) there is no lawsuit or other legal proceeding pending (or, to the Knowledge of the Company, being overtly threatened in writing) against the Company or any Company Subsidiary before any court of competent jurisdiction or arbitrator, and (ii) there are no orders, judgments or decrees of, or before, any governmental entity with respect to the Company or any Company Subsidiary.
Section 3.8    Intellectual Property.
(a)    Section 3.8(a) of the Disclosure Schedule sets forth all of the following that are owned by the Company or any Company Subsidiary as of the date of this Agreement (collectively, the “Company IP Rights”): (i) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing (“Trademarks”); (ii) internet domain names, whether or not Trademarks, registered by any authorized private registrar or governmental authority, web addresses, web pages, websites and URLs; (iii) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration, and renewals for any of the foregoing; (iv) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other governmental authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models) and (v) software and firmware that has been internally developed by the Company or any Company Subsidiary, including source code, object code, application programming interfaces, architecture, and other related specifications and documentation. Each of the Company IP Rights is owned solely by the Company or a Company Subsidiary. As of the date of this Agreement, neither the Company

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nor any Company Subsidiary has received any written communications challenging, or, to the Company’s Knowledge, threatening to challenge the right, title or interest of the Company or any Company Subsidiary in or to the Company IP Rights. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement will result in any material limitation on the Company’s or any Company Subsidiary’s right, title or interest in or to any Company IP Rights.
(b)    To the Knowledge of the Company, as of the date of this Agreement, no Company IP Rights are being materially infringed or misappropriated by any third party.
(c)    To the Knowledge of the Company, as of the date of this Agreement, no employee of the Company or any Company Subsidiary has misappropriated the trade secrets of any other Person in the course of the employment of such employee with the Company or any Company Subsidiary.
Section 3.9    Indebtedness with Affiliates. As of the date of this Agreement, except as set forth on Section 3.9 of the Disclosure Schedule, neither the Company nor any Company Subsidiary is indebted to any director, officer or employee of the Company or of any Company Subsidiary (except for amounts due as salaries and bonuses under employment agreements or employee benefit plans and amounts payable in reimbursement of expenses), and no such director, officer or employee is indebted to the Company or any Company Subsidiary.
Section 3.10    Absence of Changes. Between the date of the Company Balance Sheet and the date of this Agreement: (a) no event has occurred that has had a Company Material Adverse Effect; (b) the Company has not declared or paid any dividend in respect of any shares of its capital stock; (c) the Company has not issued any shares of its capital stock or any warrants, rights or options to acquire any shares of its capital stock; (d) neither the Company nor any Company Subsidiary has incurred, outside the ordinary course of business, any material liability of the type required to be reflected in the liabilities column of a balance sheet prepared in accordance with GAAP, except for fees and expenses to brokers, financial advisors, accountants or legal advisors for services performed in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (and constituting either Transaction Expenses or Pre-Closing Distributions); (e) neither the Company nor any Company Subsidiary has acquired or sold any material assets, except in the ordinary course of business; (f) there has been no material increase in or material modification of the compensation or benefits payable by the Company or any Company Subsidiary to any of their respective current employees; and (g) neither the Company nor any Company Subsidiary has entered into any material transaction or series of related transactions outside the ordinary course of business.
Section 3.11    Corporate Documents. The Articles of Incorporation and bylaws of the Company and all amendments of each as of the date of this Agreement are in the form made available to Parent or Parent’s legal or financial advisor. Except as set forth on Section 3.11 of the Disclosure Schedule, the copy of the minute books of the Company made available to Parent or Parent’s legal or financial advisor contains minutes of all meetings of the directors and shareholders of the Company and all actions by written consent without a meeting of the directors and the shareholders of the Company since January 1, 2009.

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Section 3.12    Tangible Personal Property. The Company or its applicable Company Subsidiary has good title to all of the items of tangible personal property reflected on the Company Balance Sheet as owned by the Company or such Company Subsidiary, except for assets disposed of since the date of the Company Balance Sheet in the ordinary course of business, and all tangible personal property owned by the Company or any Company Subsidiary is owned free and clear of all liens, except for: (a) liens set forth on Section 3.12 of the Disclosure Schedule, (b) liens, other than any liens created pursuant to a security agreement or similar agreement entered into by the Company, which do not individually or in the aggregate materially detract from the value, or materially interfere with the present use, of the Company’s or any Company Subsidiary’s tangible personal property considered as a whole; and (c) liens for taxes not yet due and payable. The tangible personal property of the Company and any Company Subsidiary is in good repair and working order, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.
Section 3.13    Real Property; Lease Agreements. Except as set forth in Section 3.13 of the Disclosure Schedule the Company or its applicable Company Subsidiary has (a) good and insurable title or (b) good and valid leasehold interest in and to each material parcel of real property owned or leased, as applicable, by the Company or any Company Subsidiary, subject to any liens or exceptions (other than liens arising pursuant to any mortgages, deeds of trust or similar instruments granted by the Company, which shall be set forth in Section 3.13 of the Disclosure Schedule) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor the applicable Company Subsidiary has received written notice of any material condemnation, rezoning or taking actions pending, or to the Knowledge of the Company, threatened, with respect to any material parcel of owned real property.
Section 3.14    Receivables. All accounts, notes receivable and other receivables arising out of or relating to the business of the Company or any Company Subsidiary as of the Company Balance Sheet Date have been included in the Company Balance Sheet and all reserves for doubtful accounts reflected thereon were taken in accordance with GAAP.
Section 3.15    Contracts.
(a)    Section 3.15(a) of the Disclosure Schedule identifies each Significant Contract that is in effect as of the date of this Agreement. For purposes of this Agreement, “Significant Contract” means a legally binding, executory contract to which the Company or a Company Subsidiary is a party: (i) for the future purchase, exchange, transmission or sale of electric power in any form, including energy, capacity or any ancillary services; (ii) dealing with interconnection matters; (iii) that are intended to benefit from or reduce or eliminate the risk of fluctuations in interest rates or the price of commodities, including electric power, including energy, capacity or any ancillary services; (iv) pursuant to which the Company or any Company Subsidiary has an ownership interest in a partnership, joint venture or limited liability company; (v) pursuant to which the Company leases any real property; (vi) under which future expenditures required to be made by the Company or a Company Subsidiary between the date of this Agreement and the first anniversary of such date (other than pursuant to contracts with or for the benefit of Company Employees that can be terminated by the Company or any Company Subsidiary on notice

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of 60 days or less without penalty or liability for severance or notice pay) exceed $100,000; (vii) pursuant to which the Company or a Company Subsidiary has licensed to or from any third party any patent, trademark registration, service mark registration, trade name or copyright registration, other than pursuant to any nonexclusive license that is available to the public generally; (viii) evidencing indebtedness of the Company or any Company Subsidiary for, or a guarantee by the Company or a Company Subsidiary of indebtedness for, borrowed money in the amount of $100,000 or more; (ix) containing covenants materially limiting the development, production or distribution of the Company’s or any Company Subsidiary’s products or services; or (x) constituting a collective bargaining contract or a written employment, management, severance or change in control contract with any director or officer of the Company, other than offer letters in the Company’s or any Company Subsidiary’s standard form. The Company has made available to Parent or Parent’s legal or financial advisor a copy of each Significant Contract identified in Section 3.15(a) of the Disclosure Schedule.
(b)    Each Significant Contract identified in Section 3.15(a) of the Disclosure Schedule is valid and in full force and effect as of the date of this Agreement. To the Knowledge of the Company, no party is in material breach or in material default under any such Significant Contract as of the date of this Agreement.
Section 3.16    Compliance with Laws. The Company and each Company Subsidiary is in compliance with all applicable laws and governmental regulations with which compliance is necessary for the operation of the business of the Company or such Company Subsidiary, as applicable, as currently conducted, except where the failure to be in compliance would not, individually or in the aggregate, have a Company Material Adverse Effect.
Section 3.17    Permits. The Company and each Company Subsidiary holds all material permits, approvals, licenses and registrations from U.S. federal, state and local governmental authorities that are necessary for the conduct of its business as currently conducted, including, without limitation, each of the foregoing from such governmental authorities exercising regulatory jurisdiction over the Company and its subsidiary as a public utility. All such permits, approvals, licenses and registrations are valid and in full force and effect, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.
Section 3.18    Tax Matters.
(a)    Each of the Company and the Company Subsidiaries has filed all Tax Returns it was required to file with respect to any taxable period ending after January 1, 2009 and such Tax Returns were true, correct and complete in all material respects and were prepared in material compliance with applicable law (the “Company Returns”). All material Taxes due and owing by the Company or any Company Subsidiary (whether or not shown on any Company Return) have been paid. All Taxes that the Company or any Company Subsidiary has been required to collect or withhold have been duly and timely collected or withheld and, if and when required under applicable law, timely paid to the proper governmental Tax authority, and the Company and the Company Subsidiaries have complied in all material respects with all information reporting and other Tax laws relating to such withholding requirements.

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(b)    No audit or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has been notified in writing by any governmental Tax authority that any such audit or proceeding is contemplated or pending, and since January 1, 2009 no notice of deficiency or proposed adjustment for any amount of Tax has been received by the Company or any Company Subsidiary. No waiver or agreement by or with respect to the Company or any Company Subsidiary is in force as of the date of this Agreement for the waiver of any statute of limitations on, or extension of time for the collection or assessment of, any Tax. Neither the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. No written claim has been received by the Company or any Company Subsidiary from any governmental Tax authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Company Subsidiary. Section 3.18(b) of the Disclosure Schedule lists all income Tax Returns filed with respect to the Company or the Company Subsidiaries for taxable periods ending after January 1, 2009 and indicates those Tax Returns that have been audited. The Company has delivered to Parent correct and complete copies of all income Tax Returns of, and examination reports and statements of deficiencies assessed against or agreed to by, the Company or any Company Subsidiary filed or received since January 1, 2009.
(c)    Neither the Company nor any Company Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or could reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) without regard to Subsection (b)(4) thereof. There is no written or unwritten agreement, arrangement or other contract by which the Company or any Company Subsidiary is bound to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code.
(d)    There is no application pending as of the date of this Agreement with any governmental Tax authority requesting permission for any change in any accounting method of the Company or any Company Subsidiary, and the IRS has not issued in writing any proposal pending as of the date of this Agreement regarding any such adjustment or change in accounting method. Neither the Company nor any Company Subsidiary will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made by the Company or any Company Subsidiary; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax law) entered into by the Company or any Company Subsidiary; (iii) excess loss account with respect to any Company Subsidiary described in Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition entered into by the Company or any Company Subsidiary; (v) prepaid amounts received by the Company or any Company Subsidiary, other than prepaid amounts received in the ordinary course of business; or (vi) election under Section 108(i) of the Code made by the Company or any Company Subsidiary.

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(e)    As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to any contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes other than (i) commercially reasonable contracts providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by the Company or a Company Subsidiary and (ii) commercially reasonable contracts for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business (such Tax sharing or allocation agreement, a “Tax Sharing Agreement”).
(f)    Except with respect to the group of which the Company is the common parent, neither the Company nor any Company Subsidiary has been a member of an affiliated, consolidated, combined or unitary group for Tax purposes (including within the meaning of Section 1504 of the Code or similar provisions of state, local or foreign Tax law) or has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract or pursuant to any law, rule or regulation. Since January 1, 2009, neither the Company nor any Company Subsidiary has been or is a member of an entity treated as a partnership for income Tax purposes.
(g)    Since the date of the most recent balance sheet, neither the Company nor any Company Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.
(h)    Neither the Company nor any Company Subsidiary has “participated” in any transaction described in Treasury Regulations Section 1.6011-4(b)(2), (3), (4), (5) or (6).
(i)    Within the last two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(j)    To the Knowledge of the Company, none of the Company or any Affiliate thereof has taken, proposed to take, or agreed to take any action, not contemplated by this Agreement, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(k)    Neither the Company nor any Company Subsidiary is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.
(l)    The Company has not engaged in any one or more transactions that would cause the Surviving Corporation to fail to hold “substantially all” of the Company’s properties after the Merger within the meaning of Section 368(a)(2)(E) of the Code.

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Section 3.19    Employee and Labor Matters; Benefit Plans.
(a)    The Company has made available to Parent or Parent’s legal or financial advisor copies of all material employee manuals, handbooks and policy statements in effect as of the date of this Agreement and relating to the employment of the Company Employees.
(b)    Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) as of the date of this Agreement, neither the Company nor any Company Subsidiary is delinquent in any material payments to any of its employees for any wages, salaries, commissions, bonuses or other direct cash compensation for any services performed for the Company or such Company Subsidiary and (ii) as of the date of this Agreement, there are no material employee grievances, complaints or charges pending against the Company or any Company Subsidiary under any employee dispute resolution procedure.
(c)    As of the date of this Agreement and except as set forth in Section 3.19(c) of the Disclosure Schedule: (i) neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement, work rules or other agreement with any labor union, labor organization, employee association, or works council (each, a “Union”) applicable to employees of the Company or any Company Subsidiary (“Company Employees”), (ii) none of the Company Employees is represented by a Union with respect to his or her employment with the Company or any Company Subsidiary, (iii) to the Company’s Knowledge, within the past three years, no Union has attempted to organize employees at the Company or any Company Subsidiary or filed a petition with the National Labor Relations Board seeking to be certified as the bargaining representative of any Company Employees, (iv) within the past three years, there have been no actual or, to the Company’s Knowledge, threatened (A) work stoppages, lock-outs or strikes, (B) slowdowns, boycotts, handbilling, picketing, walkouts, demonstrations, leafleting, sit-ins or sick-outs by Company Employees, causing significant disruption to the operations of a facility of the Company or any Company Subsidiary, or (C) other form of Union disruption at the Company or any Company Subsidiary, and (v) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no unfair labor practice, labor dispute, or other arbitration proceeding pending or, to the Knowledge of the Company, threatened with respect to Company Employees.
(d)    Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and the Company Subsidiaries are, and within the past three years have been, in compliance with all applicable state, federal, and local laws respecting labor and employment, including all laws relating to discrimination, disability, labor relations, unfair labor practices, hours of work, payment of wages, employee benefits, retirement benefits, compensation, immigration, workers’ compensation, working conditions, occupational safety and health, family and medical leave, reductions in force, plant closings, notifications of employees, and employee termination and (ii) neither the Company nor any Company Subsidiary has any liabilities under the Worker Adjustment and Retraining Notification Act (“WARN”) or any state or local laws requiring notice with respect to such layoffs or terminations.

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(e)    In the past three years and except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no governmental entity has threatened (to the Knowledge of the Company) or initiated any material complaints, charges, lawsuits, grievances, claims, arbitrations, administrative proceedings, or other proceeding(s) or investigation(s) with respect to the Company or any Company Subsidiary arising out of, in connection with, or otherwise relating to any Company Employees or any laws governing labor or employment, and (ii) no governmental entity has issued or, to the Company’s Knowledge, threatened to issue any significant citation, order, judgment, fine or decree against the Company or any Company Subsidiary with respect to any Company Employees or any laws governing labor or employment.
(f)    All material employee benefit plans maintained by the Company or any Company Subsidiary for their employees as of the date of this Agreement are listed in Section 3.19(f) of the Disclosure Schedule (the “Benefit Plans”). Copies of all Benefit Plans, or if no plan document is available, a written description of each Benefit Plan, and with respect to each Benefit Plan the three most recent annual reports on Form 5500 filed with the IRS (if any such report was required), the most recent summary plan description, if required, and each trust agreement and group annuity contract relating to any such Benefit Plan, have been made available to Parent or Parent’s legal or financial advisor. Except as set forth in Section 3.19(f) of the Disclosure Schedule and except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i)    No Benefit Plan, no trustee or administrator thereof, and no other fiduciary with respect thereto has engaged in any material breach of fiduciary responsibility or any material “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which would reasonably be expected to subject any such Benefit Plan or trustee or administrator thereof to a material Tax or penalty on prohibited transactions imposed by Section 4975 of the Code;
(ii)    neither the Company nor any ERISA Affiliate sponsors or has within the last six years sponsored a Benefit Plan that has been subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA. “ERISA Affiliate” means any person as defined in Section 3(9) of ERISA that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code with the Company within the last six years;
(iii)    with respect to the Benefit Plans, each Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in all respects in accordance with its governing instruments and all applicable laws including ERISA and the Code and all required contributions have been made timely and properly accrued on the Company’s financial statements;
(iv)    neither the Company nor any Company Subsidiary has any liability under any Benefit Plan to provide medical, dental or vision benefits with respect to Company Employees beyond their termination of employment (other than coverage mandated by law or governmental regulation);

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(v)    other than routine claims for benefits, there are no actions, audits, investigations, suits, or claims pending, or threatened against any of the Benefit Plans or any fiduciary of any of the Employee Benefit Plans or against the assets of any of the Benefit Plans.;
(vi)    except as may be required by applicable law, the consummation of the transactions contemplated hereby will not accelerate or increase any liability under any Employee Benefit Plan because of an acceleration or increase of any of the rights or benefits to which employees may be entitled thereunder; and
(vii)    all required reports and descriptions of each Benefit Plan (including IRS Form 5500 annual reports, summary annual reports, summary plan descriptions and summaries of material modifications) have been timely filed with the IRS, the Department of Labor or other governmental body and have been distributed as required.
(a)    Except as set forth on Section 3.19(g) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate has any obligation to contribute to any “multiemployer plan” within the meaning of Section 3(37) of ERISA.
(b)    Copies of the most recent IRS determination or opinion letter issued with respect to each Benefit Plan maintained by the Company or any Company Subsidiary for Company Employees as of the date of this Agreement have been made available to Parent or Parent’s legal or financial advisor, and, if such plan is subject to Section 401(a) of the Code, to the Knowledge of the Company, nothing has occurred since the issuance of such letter that would reasonably be expected to cause the loss of the tax-qualified status of such Benefit Plan.
(c)    No Benefit Plan is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code (each such Benefit Plan, a “Deferred Compensation Plan”). Each Deferred Compensation Plan satisfies the requirements of Section 409A(d)(1) of the Code to avoid the consequences set forth in Section 409A(a)(1) of the Code. At all times while subject to Section 409A of the Code, the written terms of each Deferred Compensation Plan have been in compliance with, and each Deferred Compensation Plan has been operated in compliance with, Section 409A of the Code and all applicable guidance thereunder.
Section 3.20    Environmental Matters.
(a)    Except as set forth in Section 3.20(a) of the Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i)    there are no pending or, to the Knowledge of the Company, threatened, claims, lawsuits, or administrative proceedings against the Company or any Company Subsidiary, under or pursuant to any Environmental Law as of the date of this Agreement, and neither the Company nor any Company Subsidiary has received written notice as of the date of this Agreement from any person, including any governmental entity, alleging that the Company or any Company Subsidiary has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise alleging that the Company or any Company Subsidiary may be

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liable under any applicable Environmental Law, which violation or liability remains pending or is unresolved or is the source of ongoing obligations or requirements as of the date of this Agreement;
(ii)    the Company and the Company Subsidiaries are and, since January 1, 2009, have been in compliance with all applicable Environmental Laws;
(iii)    the Company and the Company Subsidiaries have and are in compliance with all material permits, licenses and approvals (each of which is disclosed in Section 3.20(a) of the Disclosure Schedule) required under any applicable Environmental Laws for the operation of the businesses and the ownership, lease, operation, or use of their facilities or assets, all such permits, licenses and approvals are in effect, and, to the Knowledge of the Company, there is no actual or alleged proceeding as of the date of this Agreement to revoke, modify or terminate such permits, licenses and approvals;
(iv)    to the Knowledge of the Company, there has been no release of Hazardous Materials at any real property currently or formerly owned, leased, or operated by the Company or any Company Subsidiary as of the date of this Agreement in concentrations or under conditions or circumstances that (A) would reasonably be expected to result in liability to the Company or any Company Subsidiary under any Environmental Laws; or (B) would require reporting, investigation, remediation, or other corrective or response action by the Company or any Company Subsidiary, under any Environmental Law and that has not otherwise been addressed through such reporting, investigation, remediation, or other corrective or responsive action by the Company or any Company Subsidiary;
(v)    neither the Company nor any Company Subsidiary is party as of the date of this Agreement to any order, judgment or decree that imposes any obligations under any Environmental Law and, to the Knowledge of the Company, has not, either expressly or by operation of law, undertaken any such obligations as of the date of this Agreement, including any obligation for corrective or remedial action, of any other person; and
(vi)    the Company has made available to Parent any and all material environmental reports, studies, audits, records, sampling data, site assessments and other similar documents, which are in the possession or control of the Company or any Company Subsidiary, with respect to the business or assets of the Company or any Company Subsidiary or any currently owned, operated or leased real property.
(b)    As used in this Agreement:
(i)    “Environment” means any ambient air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life and natural resources.
(ii)    “Environmental Law’ means any law or any binding agreement issued or entered by or with any governmental entity relating to: (A) the protection of the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment; (B) any release or threatened release of any Hazardous Materials, including

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investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such release or threatened release; (C) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport or recycling or any Hazardous Materials; or (D) the presence of Hazardous Materials in any building, physical structure , product or fixture.
(iii)    “Hazardous Materials” means any regulated pollutant or contaminant (including any constituent, raw material, product or byproduct thereof), petroleum, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.
(c)    The representations and warranties set forth herein are the Company’s sole representations and warranties relating to Environmental Law, the Environment and Hazardous Materials.
Section 3.21    Insurance. Section 3.21 of the Disclosure Schedule is a list of all material policies of insurance or fidelity bonds maintained by the Company or any Company Subsidiary as of the date of this Agreement. Such policies are in full force and effect as of the date of this Agreement and, to the Knowledge of the Company, neither the Company nor any Company Subsidiary is in material default with respect to its obligations under any such policies.
Section 3.22    Regulatory Compliance.
(a)    As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened enforcement action against the Company or any Company Subsidiary by any other governmental authority which has jurisdiction over the operations of the Company or such Company Subsidiary, neither the Company nor any Company Subsidiary has received written notice of any claim against the Company or any Company Subsidiary, and the Company has no Knowledge that any governmental authority is threatening such action.
(b)    There is no arrangement relating to the Company or any Company Subsidiary as of the date of this Agreement providing for any rebates, kickbacks or other forms of compensation that are unlawful to be paid to any Person in return for the referral of business or for the arrangement for recommendation of such referrals.
(c)    Neither the Company, any Company Subsidiary, nor any individual who is an officer or director of the foregoing, nor, to the Knowledge of the Company, any other employee or agent of the Company or any Company Subsidiary has as of the date of this Agreement been convicted of, charged with or, to the Knowledge of the Company, investigated for a violation of law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, or has been subject to any order or stipulation of, or criminal or civil fine or penalty imposed by, any governmental authority relating to the foregoing.

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(d)    Except as set forth on Section 3.22(d) of the Disclosure Schedule, neither the Company nor any Company Subsidiaries, all or part of whose rates or services are regulated by a governmental authority (i) is a party to any rate proceeding before a governmental authority with respect to rates charged by the Company or any Company Subsidiaries other than in the ordinary course consistent with past practice, (ii) has rates that have been or are being collected subjected to refund, pending final resolution of any rate proceeding pending before a governmental authority or on appeal to a court, except in the case of clauses (i) and (ii) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.23    Financial Advisor. Except for Stifel, Nicolaus & Company, Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.
Section 3.24    No Consent; Required Filings. Except as set forth on Section 3.24 of the Disclosure Schedule or as may be required under or in relation to (a) the ACC, (b) the Hart–Scott–Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (c) any other Antitrust Laws and (d) the Regulatory Commission of Alaska (the “RCA”) (the approvals described in clauses (b), (c) and (d), referred to herein as the “Company Required Governmental Approvals”), no consent, approval, authorization order, filing, registration or qualification of or with any governmental authority or any other Person is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub represent and warrant to the Company as follows:
Section 4.1    Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted. Each of Parent and Merger Sub is qualified to do business as a foreign corporation under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect. Each of Parent and Merger Sub has made available to the Company or the Company’s legal or financial advisor copies of the organizational documents of such entity, including all amendments thereto.
Section 4.2    Authority; Binding Nature of Agreement; Non-Contravention. Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement. The execution and delivery by Parent and Merger Sub of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Parent, as the sole shareholder of Merger Sub, has

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approved the principal terms of the Merger. This Agreement, assuming it constitutes the valid and binding obligation of the Company and the Shareholders’ Representative, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the Merger will: (i) result in a violation by Parent or Merger Sub of any provision of the Articles of Incorporation or bylaws or other equivalent organizational documents of Parent or Merger Sub, any material provision of any material contract by which Parent or Merger Sub is bound or any law or governmental regulation applicable to Parent or Merger Sub, except in each case where such violation would not have a material adverse effect on Parent’s or Merger Sub’s ability to fulfill its obligations under this Agreement; or (ii) render Parent insolvent or unable to pay its debts as they become due.
Section 4.3    No Consent. Except as may be required under or in relation to (a) the ACC, (b) the HSR Act, (c) any other Antitrust Laws, (d) the RCA and (e) WUTC, IPUC, OPUC and MPSC (collectively, the “Parent Required Governmental Approvals”), no consent, approval, authorization order, filing, registration or qualification of or with any governmental authority or any other Person is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s or Merger Sub’s ability to fulfill its obligations under this Agreement.
Section 4.4    Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person, or become subject to or bound by any obligation or undertaking.
Section 4.5    Capitalization.
(a)    As of the date hereof, the authorized capital stock of Parent consists of 200,000,000 common shares and 10,000,000 preferred shares. Except as set forth in the Parent SEC Documents, there are no (i) outstanding options, warrants, stock options or rights to acquire from Parent any shares of the capital stock or other equity securities of Parent; or (ii) outstanding securities of Parent that are convertible into any shares of capital stock or other equity securities of Parent.
(b)    As of the date hereof, the authorized capital stock of Merger Sub consists of 100 common shares, no par value. Parent is the sole shareholder of Merger Sub and is the legal and beneficial owner of all 100 issued and outstanding shares, free and clear of all liens. All such shares were duly authorized, validly issued, fully paid and nonassessable. There are no (i) outstanding options, warrants, stock options or rights to acquire from Merger Sub any shares of the capital stock or other equity securities of Merger Sub; or (ii) outstanding securities of Merger Sub that are convertible into any shares of capital stock or other equity securities of Merger Sub. Merger Sub does not have any Subsidiaries.

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Section 4.6    Parent Stock Matters. All shares of capital stock of Parent that may be issued as contemplated or permitted by this Agreement, are or will be when issued, (a) duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights, rights of repurchase or forfeiture, right of participation, right of maintenance, any similar right or any encumbrances of any kind (other than as set forth in this Agreement), (b) issued and granted in material compliance with (i) all applicable securities laws, all other applicable laws, and the rules and regulations of the securities exchange applicable to such capital stock and (ii) all requirements set forth in any applicable agreements, (c) ranking pari passu in all respects with the other issued shares of capital stock of Parent, (d) registered on the New York Stock Exchange and (e) freely tradable, salable and transferrable.
Section 4.7    SEC Filings. Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC during the period of time between January 1, 2009 and the date hereof (the “Parent SEC Documents”). Parent has made available to the Company Shareholders all such Parent SEC Documents that it has so filed or furnished prior to the date hereof. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last amendment or superseding filing prior to the date hereof), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirement of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing as of the date of the last such amendment or superseding filing prior to the date hereof), contain any untrue statement of a material fact or failed to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Parent SEC Documents are the subject of any unresolved, pending comment letters or proceeding of the SEC.
Section 4.8    Adequacy of Funds. Parent has, and at the Closing will have, adequate financial resources to satisfy its monetary and other obligations under this Agreement without requiring the prior consent, approval or other discretionary action of any third-party, except for necessary regulatory consents required by the authorities identified in Section 4.3. Parent and Merger Sub expressly acknowledge that Parent’s and Merger Sub’s ability to obtain financing is not a condition to any obligations of Parent and Merger Sub hereunder which may arise in the future.
Section 4.9    Access. Parent and its representatives have been given full access to the assets, books, records, contracts and employees of the Company, and have been given the opportunity to meet with officers and other representatives of the Company for the purpose of investigating and obtaining information regarding the Company’s business, operations and legal affairs. Neither Parent nor any of its representatives has had unauthorized access to, or has used, any confidential information of the Company regarding the process undertaken by the Company in connection with the Company’s solicitation of potential takeover offers or the terms of any such other offers.

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Section 4.10    Reliance. Except for the representations in Article 3, neither the Company, any Company Subsidiary or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company or any Company Subsidiary. In connection with the investigation by Parent of the Company, Parent has received from the Company certain projections, forward-looking statements and other forecasts and certain business plan information. Parent acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent is familiar with such uncertainties, that Parent is taking full responsibility for making its own evaluation of the adequacy and the accuracy of all estimates, projections and other forecasts and plans so furnished to them. Accordingly, Parent and the Merger Sub acknowledge that neither the Company nor any Company Subsidiary makes any representation or warranty with respect to such estimates, projects, or projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).
Section 4.11    Litigation. As of the date of this Agreement, there is no lawsuit or other legal proceeding pending before any court of competent jurisdiction (or, to the Knowledge of Parent or Merger Sub, being overtly threatened) against Parent or Merger Sub challenging the Merger.
Section 4.12    No Parent Vote Required. No vote or other action of the shareholders of Parent is required by applicable law, the articles of incorporation of Parent, the bylaws of Parent or otherwise in order for Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby.
Section 4.13    No Brokers. Except for UBS Investment Bank, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub or any affiliated Person.
Section 4.14    Tax Matters.
(a)    To the Knowledge of Parent, none of Parent, Merger Sub nor any Affiliate thereof has taken, proposed to take or agreed to take any action, not contemplated by this Agreement, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(b)    Except for amounts of Parent stock that may be acquired by Parent on the open market as part of Parent’s existing or future general market stock repurchase programs, and not pursuant to any negotiations or understandings between Parent and either the Company or the Company Shareholders, Parent has no plan or intention to redeem Parent Common Stock issued to Company Shareholders pursuant to the Merger, and no Person related to Parent within the meaning of Treasury Regulations Section 1.368-1(e)(4) has a plan or intention to purchase Parent Common Stock issued to Company Shareholders pursuant to the Merger.
(c)    Neither Parent nor Merger Sub is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

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(d)    Parent has no plan or intention to liquidate the Surviving Corporation following the Merger or cause the Surviving Corporation to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business consistent with past practice or transfers described in Section 368(a)(2)(C) of the Code and the Treasury Regulations issued thereunder, including Treasury Regulations Section 1.368-2(k).
(e)    Following the Merger, Parent intends to cause the Surviving Corporation to continue the Company’s historic business or to use a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Section 1.368-1(d) of the Treasury Regulations.
(f)    Parent has no plan or intention to cause the Surviving Corporation to issue additional shares after the Merger that would result in Parent losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.
ARTICLE 5.

COVENANTS AND AGREEMENTS.
Section 5.1    Conduct of Business of the Company. Except as permitted or contemplated by the Principal Documents or as required by applicable law or governmental regulation, during the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), without Parent’s prior consent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall use commercially reasonable efforts to: (i) conduct its business in the ordinary course in all material respects; (ii) preserve substantially intact its business organization, (iii) maintain existing goodwill with governmental authorities, customers, suppliers, and regulators, (iv) maintain in effect all material governmental permits, franchises and authorizations; and (v) retain the services of its current officers and key employees. Without limiting the generality of the foregoing, except as permitted or contemplated by this Agreement, as set forth in Section 5.1 of the Disclosure Schedule, or as required by applicable law or governmental regulation, during the Pre-Closing Period, the Company shall not, without Parent’s prior consent (which consent shall not be unreasonably withheld, delayed or conditioned):
(a)    issue, sell or deliver any shares of Company Common Stock, Voting Preferred Stock, Preferred Stock or securities convertible into, or rights, warrants or options to acquire, any shares of Company Common Stock, Voting Preferred Stock or Preferred Stock;
(b)    redeem, purchase or otherwise acquire any outstanding shares of Company Common Stock;
(c)    split, combine, subdivide or reclassify any shares of Company Common Stock;
(d)    sell, transfer or encumber any of its assets that, individually or in the aggregate, are material to the Company’s business as currently conducted (excluding any sales in the ordinary course of business);

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(e)    prematurely terminate, materially amend or knowingly waive any material right under any Significant Contract;
(f)    make any capital expenditures, except in the ordinary course of business, or if outside the ordinary course of business, in an amount not in excess of $5,000,000 in the aggregate;
(g)    make any acquisition of any material business or entity;
(h)    increase in any material manner, individually or in the aggregate, the compensation of any of its directors or employees or enter into, establish or amend any material employment, bonus, incentive compensation, pension, retirement, severance, deferred compensation or other compensation or benefit plan for the benefit of any director or officer of the Company, other than: (i) as required pursuant to applicable law or governmental regulation or the terms of contracts in effect as of the date of this Agreement; and (ii) increases in salaries, wages and benefits effected in the ordinary course of business;
(i)    commence a lawsuit or other similar legal proceeding, except: (i) for the routine collection of bills; (ii) where the Company determines in good faith that failure to commence such legal proceeding could result in the material impairment of a material right or asset of the Company; or (iii) in connection with an alleged breach of this Agreement or any related agreement or document;
(j)    make or change any material election concerning Taxes, file or amend any income Tax Return, fail to provide a copy to Parent of each other filed or amended Tax Return within fifteen (15) days after such filing or amendment, settle any material claim or assessment in respect of Taxes, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes or enter into any Tax Sharing Agreement;
(k)    make any material changes in financial or Tax accounting methods, principles or practices or change an annual accounting period, except to the extent required by a change in GAAP or any applicable law or governmental regulation;
(l)    amend the Company’s Articles of Incorporation or bylaws;
(m)    adopt a plan or agreement of complete or partial liquidation or dissolution;
(n)    without the consent of Parent, make any material regulatory filing with RCA, or otherwise resolve any action before the RCA, the resolution of which could result in a Company Material Adverse Effect; or
(o)    enter into a binding contract requiring that the Company take any of the actions described in clauses (a) through (n) of this sentence.
Section 5.2    Company Shareholder Approval. As promptly as practicable after the Registration Statement has been declared effective under the Securities Act by the SEC, the Company shall, in accordance with its Articles of Incorporation and bylaws and the applicable requirements

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of the ACC, (a) mail the Information Statement to the Company Shareholders and (b) hold a special meeting of the Company Shareholders to solicit the approval of the Merger by the Company Shareholders (the “Shareholder Meeting”).
Section 5.3    Access to Information. Except as required by applicable law or governmental regulation, during the Pre-Closing Period, the Company shall afford Parent and its representatives such reasonable access, during normal business hours and upon reasonable advance notice, to the Company’s properties, books and records and other existing information concerning the business of the Company as Parent may reasonably request; provided, however, that in exercising its access rights under this Section 5.3, (a) Parent shall not be permitted to interfere unreasonably with the conduct of the business of the Company, (b) such access shall be conducted at Parent’s expense, under the supervision of appropriate personnel of the Company and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby in accordance with the terms hereof and (c) nothing herein shall require the Company to disclose any information to Parent if such disclosure would, in its sole and absolute discretion (i) jeopardize any attorney client or other legal privilege or (ii) contravene any applicable law, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company is a party). Furthermore, the Company shall afford Parent and its representatives access to the Company’s properties for the purpose of performing environmental site assessments, provided, however, that such assessments shall not include environmental sampling or testing unless expressly authorized by the Company, and shall not unreasonably interfere with the conduct of the Company’s business. Parent shall hold all information received pursuant to this Section 5.3 in confidence in accordance with the terms of that certain Confidentiality Agreement, dated May 28, 2013, between the Company and Parent (the “Confidentiality Agreement”).
Section 5.4    Public Disclosure. Except as may be required by applicable law or pursuant to the rules and regulations of any national securities exchange on which a party’s securities are listed, during the Pre-Closing Period: (a) Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby; and (b) without limiting Parent’s obligations under the Confidentiality Agreement, neither Parent nor the Company shall issue any such press release or make any such public statement or disclosure without the prior approval of the other party (which approval shall not be unreasonably withheld, delayed or conditioned).
Section 5.5    Regulatory Approval; Further Assurances.
(a)    Parent and the Company shall use commercially reasonable efforts to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party to this Agreement shall: (i) make any filings and give any notices required to be made or given by such party in connection with the Merger and the other transactions contemplated by this Agreement, including filings and notices required by the Federal Energy Regulatory Commission (“FERC”), RCA, WUTC, IPUC, OPUC, MPSC, the U.S. Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “DOJ”) and any other applicable regulatory bodies; (ii) use commercially

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reasonable efforts to obtain any consents, permits, approvals and waivers required to be obtained (pursuant to any applicable law, contract or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, including consents, permits, approvals, and waivers required by the FERC, RCA, WUTC, IPUC, OPUC, MPSC, the FTC, the DOJ and any other applicable regulatory body and shall provide reasonable access to information necessary to acquire required consents and approvals, subject to protective orders to prevent unauthorized disclosure where appropriate; (iii) use commercially reasonable efforts to prevent and to lift any restraint, injunction or other legal bar to the Merger and (iv) vigorously defend and challenge any lawsuits or other legal proceedings, whether regulatory, judicial, administrative or other, to which it is a party challenging or affecting the Merger, this Agreement or the transactions contemplated hereby (including all regulatory proceedings necessary or advisable in connection with obtaining required regulatory provisions in connection herewith) or seeking to prohibit or delay the consummation of the Merger or rescind, vacate, or otherwise challenge any approvals granted by any governmental entity. Each of Parent and the Company shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent and approval obtained, taken, made, given, or denied during the Pre-Closing Period. In addition, the Company and Parent shall use commercially reasonable efforts to cooperate with each other in (1) determining whether any other filings are required to be made with, or other consents, permits, approvals or waivers are required to be obtained from, any third parties or other governmental authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (2) timely making all such other filings and timely seeking all such other consents, permits, approvals, or waivers.
(b)    Without limiting the generality of anything contained in Section 5.5(a), each party hereto shall use commercially reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any governmental authority with respect to the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and the Company shall use its commercially reasonable efforts to: (i) make or cause to be made the registrations, declarations and filings required of such party in connection with an Application for Authorization to Acquire a Controlling Interest with the RCA, any other Company Required Governmental Approvals and the Parent Required Governmental Approvals, and under any other Regulatory Laws, the HSR Act and any other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable and advisable after the date of this Agreement (and, in the case of any filings required under the HSR Act, in no event later than 30 days from the execution of this Agreement); (ii) furnish to the other party as promptly as reasonably practicable all information required for any application or other filing to be made by the other party pursuant to any applicable law in connection with the transactions contemplated by this Agreement; (iii) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by, the FERC, RCA, WUTC, IPUC, OPUC, MPSC, the DOJ, the FTC or by any other governmental authority in respect of such registrations, declarations and filings or such transactions; (iv) to the extent not prohibited by a governmental authority, promptly notify the other party of any material communication between that party and the FERC, RCA, WUTC, IPUC, OPUC, MPSC, the FTC, the DOJ or any other governmental authority and of any material communication received

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or given in connection with any Action by a private party, in each case regarding any of the transactions contemplated hereby (including any communication relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders, decrees, injunctions or other agreements or authorizations (including the expiration or termination of any waiting periods), or any agreement regarding the timing of consummation of the Merger and the other transactions contemplated by this Agreement), provided, that any communication between a party and the FERC, RCA, WUTC, IPUC, OPUC, MPSC, the FTC, the DOJ or any other governmental authority shall be jointly made (unless such party received prior written consent of the other party to communicate on its own with such governmental authority); (v) subject to applicable law, and all applicable privileges (including attorney client privilege), discuss with and permit the other party (and its counsel) to review in advance, and consider in good faith all reasonable additions, deletions or changes suggested by the other party in connection with, any proposed filing or communication to the FERC, RCA, WUTC, IPUC, OPUC, MPSC, the FTC, the DOJ or any other governmental authority or, in connection with any Action by a private party or any other Person, relating to any Antitrust Law, Regulatory Law or any Action pursuant to any Antitrust Law or Regulatory Law in connection with the Merger and the other transactions contemplated by this Agreement; (vi) to the extent practicable, not participate or agree to participate in any substantive meeting, telephone call or discussion (including any meeting, telephone call or discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders, decrees, injunctions or other agreements or authorizations (including the expiration or termination of any waiting periods), and any agreement regarding the timing of consummation of the Merger and the other transactions contemplated by this Agreement) with the FERC, RCA, WUTC, IPUC, OPUC, MPSC, the FTC, the DOJ or any other governmental authority in respect of any filings, investigation or inquiry relating to any Antitrust Law, Regulatory Law or any Action pursuant to any Antitrust Law or Regulatory Law in connection with this Agreement or the Merger or the other transactions contemplated hereby unless, as to material matters, it uses reasonable best efforts to consult with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate in such meeting, telephone call or discussion; (vii) use reasonable efforts to furnish the other party promptly with copies of all material correspondence, filings and communications relating to any Antitrust Law, Regulatory Law or any Action pursuant to any Antitrust Law or Regulatory Law between them and their Affiliates and their respective representatives on the one hand, and the FERC, RCA, WUTC, IPUC, OPUC, MPSC, FTC, the DOJ or any other governmental authority or members of their respective staffs on the other hand, with respect to this Agreement and the Merger and the other transactions contemplated hereby; (viii) not consent to any voluntary delay of the Closing at the behest of any governmental entity without the consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned, (ix) not, directly or indirectly through one or more of their respective Affiliates, take any action, including acquiring or making any investment in any corporation, partnership, limited liability company or other business organization or any division or assets thereof, that would reasonably be expected to cause a material delay in the satisfaction of the conditions contained in Article 6, and (x) act in good faith and reasonably cooperate with the other party in connection with any of the foregoing.

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(c)    Without limiting the foregoing, Parent agrees to use its commercially reasonable efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to avoid or eliminate each and every impediment asserted by any governmental entity in connection with obtaining the required regulatory approvals applicable to Parent, Merger Sub, the Surviving Corporation, the Company or any Company Subsidiary so as to enable the Closing to occur as promptly as practicable. Notwithstanding the foregoing sentence of Section 5.5(c), or anything in this Agreement to the contrary, Parent shall not be required to, and the Company shall not without Parent’s written consent, in connection with obtaining any consents or approvals hereunder, or in connection with otherwise complying with any provisions of this Agreement, consent to any regulatory condition or requirement other than such regulatory conditions and requirements that are (i) normal and customary for regulatory approvals requested in connection with similar transactions and (ii) do not materially and adversely affect either (1) the business of Parent, the Company, Alaska Electric Light and Power Company or Snettisham Electric Company, each considered separately, or the Surviving Corporation and Merger Sub taken as a whole (including, but not limited to, the reasonable opportunity to recover prudently incurred costs and earn the authorized rate of return, as applicable) or (2) the ability of Parent to continue to operate the business of the Company and the Company Subsidiaries, taken as a whole, consistent with past practices. Other than as provided in the preceding sentence, the Company shall not be required to, and Parent and Merger Sub shall not without the Company’s written consent, in connection with obtaining any consents or approvals hereunder, or in connection with otherwise complying with any provisions of this Agreement, consent to the imposition of any terms, conditions, limitations, or standards of service on, or with respect to, the Company, Parent, Merger Sub, the Surviving Corporation, the Company Subsidiaries or any of their Subsidiaries or Affiliates or any of their respective businesses.
Section 5.6    Escrow Agreement. At or before the Effective Time, Parent and the Shareholders’ Representative shall, and Parent shall use commercially reasonable efforts to cause the Escrow Agent to, execute the Escrow Agreement.
Section 5.7    Information Statement and Parent Stock Matters.
(a)    As soon as reasonably practicable after the execution of this Agreement, Parent, in consultation with the Company, shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) relating to the Merger. The Registration Statement shall contain a document that will constitute (i) a prospectus relating to the offering of Parent Common Stock to be issued to the Company Shareholders in the Merger and (ii) a solicitation of the Company Shareholders for their approval of the Merger at the Shareholders’ Meeting (such document being herein called the “Information Statement”). The Registration Statement, including the Information Statement, and any other related filings shall comply in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, and shall contain all required information with respect to, among other things, Parent, the Company, the Shareholders’ Meeting and the Merger. Parent, in consultation with the Company, shall prepare the Registration Statement and the portions of the Registration Statement relating to Parent and the Merger; the Company, in consultation with Parent, shall initially prepare the portions of the Information Statement relating

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to the Company and the Shareholders’ Meeting; and Parent and the Company shall cooperate with each other to see that all other portions of the Registration Statement are appropriately prepared for filing by Parent with the SEC. Parent shall use its commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable and to keep the Registration Statement effective for so long as necessary to complete the transactions contemplated hereby. Parent shall take all or any action required under any applicable securities laws in connection with the issuance of Parent Common Stock hereunder. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and Information Statement and Parent and the Company shall reasonably coordinate and cooperate in connection with the preparation of the Registration Statement, the Information Statement, and any other related filings.
(b)    Parent and the Company shall provide the other party copies of any written comments and advise the other party of any oral comments with respect to the Registration Statement or Information Statement received by such party from the SEC as promptly as practicable after receipt thereof. Parent shall prepare and file all responses to such comments; provided, however, that, with respect to comments relating to the Company or the Shareholders’ Meeting, such responses shall be prepared in consultation with the Company. Parent shall file with the SEC, and shall furnish the Company copies of, all amendments to the Registration Statement, all supplements to the Information Statement and all other filings with and transmittals to the SEC to the extent not publicly available on EDGAR. Parent shall advise the Company promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable hereunder for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Parent shall prepare and file in a timely manner, information, documents and reports in compliance with the Exchange Act so as to comply with the requirements of the Exchange Act. If at any time Parent is not required to file reports in compliance with either Section 13 or Section 15(d) of the Exchange Act, Parent shall reasonably promptly and at its expense upon written request of any holder of Company Common Stock, make available adequate current public information with respect to Parent within the meaning of Rule 144(c)(2) under the Securities Act.
(c)    The information supplied by Parent and the Company for inclusion in the Registration Statement and the Information Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Information Statement (or any amendment thereof or supplement thereto) is first mailed to the Company Shareholders, and (iii) the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time Parent or the Company determines that the Registration Statement or Information Statement includes a misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party (Parent or the Company) that makes such determination shall promptly notify the other, Parent shall promptly file an amendment or

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supplement to such document describing such information to the extent required by applicable law, or the rules or regulations of the SEC, and the Company shall promptly disseminate such amended or supplemented document to the Company Shareholders.
Section 5.8    Indemnification of Officers and Directors of the Company.
(a)    From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company and any Company Subsidiary pursuant to any agreement of the Company or any Company Subsidiary providing for the indemnification of its officers or directors (the current and former officers and directors of the Company or any Company Subsidiary, and all other persons entitled to be indemnified pursuant to such provisions or agreements, being referred to collectively as the “Indemnified Parties”). Parent shall cause the Articles of Incorporation of the Surviving Corporation to contain the provisions with respect to exculpation from liability set forth in the Company’s Articles of Incorporation immediately prior to the execution and delivery of this Agreement, and Parent shall not permit any of such provisions, or any provisions of the organizational documents of any Company Subsidiary, to be amended, repealed or otherwise modified after the Effective Time in any manner that could adversely affect the rights thereunder of any Indemnified Party.
(b)    From the Effective Time through the sixth anniversary of the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect, for the benefit of the Indemnified Parties, the current level and scope of directors’ and officers’ liability insurance coverage as set forth in the Company’s current directors’ and officers’ liability insurance policy in effect as of the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required pursuant to this Section 5.8(b) to expend in any one year an amount in excess of 250% of the annual premium currently payable by the Company with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost equal to such amount.
(c)    If Parent or the Surviving Corporation or any of the successors or assigns of Parent or the Surviving Corporation: (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) shall transfer all or substantially all of its assets to any other Person, then proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation (as the case may be) shall assume all of the obligations set forth in this Section 5.8.
(d)    This Section 5.8: (i) shall survive the consummation of the Merger and the Effective Time; (ii) is intended for the benefit of each Indemnified Party, and will be enforceable by, each Indemnified Party and his or her heirs and representatives; (iii) shall be binding on all successors and assigns of Parent and the Surviving Corporation; and (iv) provides rights that are in addition to, and not in substitution for, any other rights to indemnification or contribution or similar rights that any Indemnified Party, or any heir or representative of any Indemnified Party, may have by contract or otherwise.

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Section 5.9    Employment and Benefits Arrangements. With respect to any Company Employee who is subject to a collective bargaining agreement, this Section 5.9 only shall apply to those employment terms, compensation and employee benefits to the extent they are (i) not negotiated pursuant to collective bargaining or (ii) negotiated pursuant to collective bargaining, but are intended to be equivalent to the employment terms, compensation and employee benefits of Company Employees who are not subject to a collective bargaining agreement; provided that, in all events, the employment terms, compensation and employee benefits set forth in the applicable collective bargaining agreement (as in effect from time to time) shall be respected by Parent, the Surviving Corporation and their Affiliates. For the avoidance of doubt, nothing in this Section 5.9 shall limit the negotiating positions that may be taken in connection with any renegotiation of any collective bargaining agreement following the Closing Date.
(a)    For a period of two years following the Closing Date (the “Continuation Period”), Parent shall provide, or cause its Subsidiaries (including the Company and the Company Subsidiaries) to provide (A) compensation (including any annual incentive compensation opportunities and bonuses) to the Company Employees that, in the aggregate, is no less favorable than the compensation provided to the Company Employees immediately prior to the Closing Date and (B) benefits (including pension and retiree medical benefits) to the Company Employees that, in the aggregate, are no less favorable than the benefits provided to the Company Employees immediately prior to the Closing Date. The foregoing shall not prohibit Parent from causing the Company and the Company Subsidiaries to adopt employment or other policies substantially similar to those applicable to employees of Parent and its other Subsidiaries provided that such policies don’t prohibit or frustrate the foregoing compensation and benefits obligations during the Continuation Period. During the Continuation Period, Parent and the Surviving Corporation shall not terminate the employment of any Company Employee without “cause” (as determined by Parent in its reasonable discretion).
(b)    During the Continuation Period, Parent shall provide or cause its Subsidiaries (including the Company and the Company Subsidiaries) to provide each former employee of the Company or any Company Subsidiary who, immediately prior to the Closing Date, is receiving long-term disability payments or benefits (which shall be deemed to include medical benefits) or retiree medical benefits from the Company or any Company Subsidiary retiree medical benefits or long-term disability payments or benefits (as applicable) at a level that is substantially comparable to the level of such payments or benefits provided to such individuals immediately prior to the Closing Date.
(c)    Parent shall, and shall cause its Subsidiaries (including the Company and the Company Subsidiaries) to, cause any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) maintained by Parent or any of its subsidiaries (including the Company and the Company Subsidiaries) (including any vacation, paid time-off and severance plans) to recognize each Company Employee’s service with the Company or any of the Company Subsidiaries (as well as service with any predecessor of the Company or any Company Subsidiary, to the extent service with such predecessor is recognized by the Company or such Company Subsidiary at Closing), for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies; provided, however, that such

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service need not be recognized to the extent that such recognition would result in any duplication of benefits.
(d)    During the calendar year in which the Closing Date occurs, Parent shall, and shall cause its Subsidiaries (including the Company and the Company Subsidiaries) to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Closing Date, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable benefit plan of the Company immediately prior to the Closing Date. Parent shall, or shall cause its Subsidiaries (including the Company and the Company Subsidiaries) to, recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Closing Date occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Employee (and his or her eligible dependents ) will be eligible to participate from and after the Closing Date.
(e)    From and after the Closing Date, Parent shall, and shall cause its Subsidiaries (including the Company and the Company Subsidiaries) to, provide any required notice under WARN, and any similar state or local law, and otherwise comply with such laws with respect to the Company Employees. Notwithstanding the foregoing, no provision of this Agreement shall create any right in any employee to continued employment by the Company, Parent, or any respective Subsidiary or Affiliate thereof, or preclude the ability of the Company, Parent, or any respective Subsidiary or Affiliate thereof to terminate the employment of any employee for any reason, except as set forth in Section 5.9(a). This Section 5.9 shall be binding upon and shall inure solely to the benefit of the parties hereto (it being understood that other than the Shareholders’ Representative, no Company shareholder, including any shareholder that is also a Company Employee, is a party to this Agreement), and nothing in this Section 5.9, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 5.9 or is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan, program, arrangement or policy of the Company, Parent, or any respective Subsidiary or Affiliate thereof. No Company Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement pursuant to this Section 5.9 and this Section 5.9 shall not create such rights in any such person.
(f)    Parent shall, for at least the first two years following the Closing, maintain the Company’s existing corporate offices in Juneau, Alaska and maintain the artifacts and property contained therein, continue the charitable contribution practices of the Company and the Company Subsidiaries and community support practices of the Company and the Company Subsidiaries. In addition, Parent shall honor the commitments of the Company and the Company Subsidiaries under existing collective bargaining agreements.

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Section 5.10    Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time and (b) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
Section 5.11    Tax Matters.
(a)    Parent shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns relating to the Company and its Subsidiaries that are required to be filed after the Closing Date. All such Tax Returns for any taxable period ending at the end of or before the Closing Date or for any Straddle Period (each a “Pre-Closing Tax Return”) shall be prepared in a manner consistent with past practices of the Company to the extent such past practices comply with applicable Tax law. Parent shall provide the Shareholders’ Representative with a copy of a completed draft of each Pre-Closing Tax Return for Taxes based on or measured by income (and any other material Pre-Closing Tax Return) at least thirty (30) days prior to the due date for filing thereof, along with supporting work papers, for the Shareholders’ Representative’s review and comment, and shall make any reasonable changes requested by the Shareholders’ Representative on such Pre-Closing Tax Returns. Parent shall timely pay any Taxes of the Company and its Subsidiaries due after the Closing Date but, for the avoidance of doubt, without prejudice to any indemnification rights Parent otherwise is entitled to hereunder (other than, for the avoidance of doubt, with respect to penalties and interest incurred as a result of Parent’s failure to timely pay such Taxes).
(b)    Parent shall have the exclusive right to control any audit, litigation or other proceeding with respect to Taxes (a “Tax Contest”), provided, however, that with respect to any Tax Contest for any Pre-Closing Tax Period for which the Company Shareholders reasonably could be expected to have any indemnification obligation under Section 8.2 (each a “Pre-Closing Tax Contest”): (i) Parent will notify the Shareholders’ Representative in writing of such Pre-Closing Tax Contest and will keep the Shareholders’ Representative reasonably informed with respect to the defense thereof; (ii) the Shareholders’ Representative, on behalf of the Escrow Participants, will have the right to participate in the defense of such Pre-Closing Tax Contest at the sole expense of the Escrow Participants; (iii) Parent will consult with the Shareholders’ Representative before taking any significant action in connection with such Pre-Closing Tax Contest; and (iv) the Shareholders’ Representative shall have the right to approve any settlement of such Pre-Closing Tax Contest, such approval not to be unreasonably delayed, conditioned or withheld. To the extent of any conflict between the provisions of this Section 5.11(b) and Article 8, this Section 5.11(b) shall control.
(c)    Each of the parties hereto shall, unless prohibited by applicable law, treat the current taxable periods of the Company and each Company Subsidiary as ending as of the close of the Closing Date. In the case of any Straddle Period: (i) the amount of any Taxes based on or measured by income, receipts or payroll allocable to a Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the

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Company or any Company Subsidiary holds a beneficial interest shall be deemed to terminate at such time); and (ii) the amount of any other Taxes allocable to a Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
(d)    Any Tax refunds that are received by Parent or any of its Affiliates (or credits for overpayments for Tax to which any of the foregoing are entitled) and that relate to Taxes paid by the Company or any of its Subsidiaries on or prior to the Closing Date or Taxes reflected in Final Closing Net Working Capital shall be for the account of the Escrow Participants, other than refunds (or credits) that were included as an asset in determining Final Closing Net Working Capital or are attributable to any loss incurred after the Closing applied as a carryback to income in a Pre-Closing Tax Period. Parent shall pay to the Escrow Participants any such refund (or the amount of any such credit), net of any expenses or Taxes incurred by Parent or any of its Affiliates and specifically and separately attributable to such refund (or credit), within fifteen (15) days after receipt of such refund (or fifteen (15) days after the due date of the Tax Return claiming such credit). Except in connection with the preparation of Tax Returns pursuant to Section 5.11(a) or to the extent reasonably and timely requested by the Shareholders’ Representative, Parent shall have no obligation to claim or obtain any refund or credit that will give rise to a payment to Escrow Participants pursuant to this Section 5.11(d).
(e)    Without the consent of the Shareholders’ Representative, which shall not be unreasonably withheld, conditioned or delayed, none of Parent or any Affiliate thereof shall amend, refile or otherwise modify any Tax Return of the Company or its Subsidiaries, or waive any limitations period with respect to such Tax Returns, if such amendment, refiling, modification or waiver would reasonably be expected to result in Damages for which indemnification of Parent would be required hereunder.
(f)    Parent shall not make, or cause to be made, any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.
(g)    Any and all Tax sharing agreements between the Company or any Company Subsidiary on the one hand and any other Person on the other hand shall be terminated as of the Closing Date and, from and after the Closing Date, neither the Company nor any Company Subsidiary shall be obligated to make any payment pursuant to any such agreement for any past or future taxable period.
(h)    All Transfer Taxes incurred in connection with the transactions contemplated by this Agreement shall be paid by Parent.
(i)    Each of the parties hereto will cooperate, as and to the extent reasonably requested by any other party to this Agreement, in connection with any Tax matters relating to the Company or its Subsidiaries (including by the provision of reasonably relevant records or information (including information required by Code Sections 6043 and 6043A, if applicable)), including the filing of Tax Returns pursuant to Section 5.11(a) and any audit, litigation or other proceeding with respect to Taxes of the Company or any Company Subsidiary. Such cooperation

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shall include the retention and (upon another party’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding. The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other parties. Parent shall cause the Company and the Company Subsidiaries to retain all books and records with respect to Tax matters of the Company and the Company Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Tax authority.
(j)    Unless otherwise required by applicable Tax law (as determined by a “Big Four” accounting firm in an opinion concluding that it is not more likely than not that the Merger qualifies as a “reorganization” under Section 368(a) of the Code) or a “determination” within the meaning of Section 1313 of the Code (or corresponding or similar provision of state or local law), each of the parties hereto shall report the Merger for federal and applicable state and local income Tax purposes in a manner consistent with the characterization of the Merger as a “reorganization” under Section 368(a) of the Code, including the timely filing of the statements required by Treasury Regulations Sections 1.368-3. For the avoidance of doubt: (i) except with respect to the representations and warranties of Parent and Merger Sub contained in Article 4 and the covenant contained in this Section 5.11(j), Parent makes no representations or warranties to the Company or any Company Shareholder regarding whether the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and (ii) the Company acknowledges the Company and the Company Shareholders are relying solely on their own Tax advisors in connection with the Merger and the other transactions contemplated by this Agreement.
Section 5.12    Company Cash. The Company agrees to use its commercially reasonable efforts to, during the Pre-Closing Period, dividend to the Company Shareholders and/or pre-pay indebtedness in an aggregate amount equal to at least (a) $8,000,000 less (b) the aggregate amount of out-of-pocket fees and expenses paid by the Company to brokers, financial advisors, accountants or legal advisors for services performed in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (such dividends and/or other payments or distributions, the “Pre-Closing Distributions”).
Section 5.13    Company Indebtedness. At the Closing, the Company and the Company Subsidiaries shall have no indebtedness for borrowed money other than (a) the Closing Indebtedness and (b) inter-company indebtedness among the Company and any Company Subsidiary. For purposes of clarity, indebtedness for borrowed money shall not include any amounts owing by the Company or any Company Subsidiary pursuant to the Snettisham Agreements (as defined in the Disclosure Schedules).
ARTICLE 6.

CONDITIONS TO THE MERGER.
Section 6.1    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the Closing Date of the following conditions:

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(a)    the representations and warranties of the Company contained in this Agreement shall be accurate in all respects as of the Closing, with the same force and effect as if made as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), except that any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 6.1(a) if such inaccuracies (considered collectively) do not have a Company Material Adverse Effect as of the Closing, it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Company Material Adverse Effect” and other qualifications using the terms “in any material respect” or “in all material respects” in such representations and warranties will be disregarded;
(b)    the Company shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing, including but not limited to obtaining any required governmental consents, permits, regulatory approvals, waivers, and making any required filings or completing any required registrations with governmental authorities;
(c)    the Merger shall have been approved by the Requisite Shareholders;
(d)    the Company Required Governmental Approvals and the Parent Required Governmental Approvals shall have been obtained, and no such Company Required Governmental Approval or Parent Required Governmental Approval shall have imposed a Burdensome Condition not otherwise agreed to or approved by Parent;
(e)    the Shareholders’ Representative and the Escrow Agent shall have executed the Escrow Agreement;
(f)    since the date of this Agreement, there shall have been no occurrences that, individually or in the aggregate, have had a Company Material Adverse Effect;
(g)    there shall not be pending any action by a governmental authority seeking to restrain, prohibit or enjoin the consummation of the Merger;
(h)    the waiting period under the HSR Act, if applicable, shall have expired or been terminated; and
(i)    no injunction or other order preventing the Merger shall have been issued since the date of this Agreement by any United States federal or state court of competent jurisdiction and shall remain in effect; and no United States federal or state law that makes the Merger illegal shall have been enacted since the date of this Agreement and shall remain in effect.
Section 6.2    Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the Closing Date of the following conditions:

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(a)    the representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all respects as of the Closing, with the same force and effect as if made as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), except that any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 6.2(a) if such inaccuracies (considered collectively) do not have a material adverse effect on the economic benefits to be derived by the Company Shareholders from the Merger, it being understood that, for purposes of determining the accuracy of such representations and warranties, all “material adverse effect” and other qualifications using the terms “in any material respect” or “in all material respects” in such representations and warranties will be disregarded;
(b)    Parent and Merger Sub shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing, including but not limited to obtaining any required governmental consents, permits, regulatory approvals, waivers, and making any required filings or completing any required registrations with governmental authorities;
(c)    Parent shall have provided the Company with satisfactory evidence that the payments required to be made at the Closing pursuant to Article 2 will be made at the Closing;
(d)    the Company Required Governmental Approvals and the Parent Required Governmental Approvals shall have been obtained, and no such Company Required Governmental Approval or Parent Required Governmental Approval shall have imposed a Burdensome Condition not otherwise agreed to or approved by the Company;
(e)    the Merger shall have been approved by the Requisite Shareholders;
(f)    Parent and the Escrow Agent shall have executed the Escrow Agreement and Parent shall have deposited all amounts required by Section 2.5 to be contributed to the Escrow Fund with the Escrow Agent;
(g)    The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC;
(h)    The Parent Common Stock to be issued hereunder shall have been approved for listing on the New York Stock Exchange, subject to customary conditions and official notice of issuance;
(i)    since the date of this Agreement, there shall have been no occurrences that, individually or in the aggregate, have had a material adverse effect on the business of Parent taken as a whole or the Parent Common Stock;

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(j)    there shall not be pending any action by a governmental authority seeking to restrain, prohibit or enjoin the consummation of the Merger;
(k)    the waiting period under the HSR Act, if applicable, shall have expired or been terminated; and
(l)    no injunction or other order preventing Merger shall have been issued since the date of this Agreement by any United States federal or state court of competent jurisdiction and shall remain in effect; and no United States federal or state law that makes the Merger illegal shall have been enacted since the date of this Agreement and shall remain in effect.
Section 6.3    Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1 or Section 6.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its commercially reasonable efforts to perform any of its obligations under this Agreement.
ARTICLE 7.

TERMINATION
Section 7.1    Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:
(m)    by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors;
(n)    by either of the Company or Parent if the Merger shall not have been consummated on or before December 31, 2014; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a party if the failure of the Merger to have been consummated on or before December 31, 2014 was caused by the failure of such party or any Affiliate of such party to perform any of its obligations under this Agreement;
(o)    by Parent, by notice to the Company, if (i) the Company has breached any representation, warranty, covenant, agreement or obligation in this Agreement, (ii) such breach has not been cured within thirty (30) days following a written notification thereof; provided, however, that if, at the end of such thirty (30) day period, the Company is endeavoring in good faith, and proceeding diligently, to cure such breach, the Company shall have an additional thirty (30) days in which to effect such cure and (iii) such breach (to the extent not cured) would result in any of a (w) Company Material Adverse Effect, (x) material adverse effect on the business of Parent taken as a whole, (y) material adverse effect on the ability of Parent to continue to operate the business of the Company and the Company Subsidiaries, taken as a whole, consistent with past practices or (z) material adverse effect on the ability of the Company, the Company Subsidiaries, Parent, or Merger Sub to consummate the Merger as contemplated by this Agreement;
(p)    by the Company, by written notice to Parent, (i) immediately if Parent has breached its obligation to pay any amounts required to be paid pursuant to Article 2, or (ii) if Parent

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breached in any material respect any other representation, warranty, covenant, agreement or obligation in this Agreement and such breach has not been cured within thirty (30) days following a written notification thereof; provided, however, that if, at the end of such thirty (30) day period, Parent is endeavoring in good faith, and proceeding diligently, to cure such breach, Parent shall have an additional thirty (30) days in which to effect such cure; or
(q)    by either of the Company or Parent if any injunction or other order having the effect set forth in Section 6.1(g) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to a party if the imposition of such injunction or other order was caused by the failure of such party or any Affiliate of such party to perform any of its obligations under this Agreement.
Section 7.2    Effect of Termination. In the event of the termination of this Agreement by the Company or Parent as provided in Section 7.1, written notice thereof shall be given to the other parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of Article 9, which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except that nothing shall relieve any party hereto from liability for any breach of this Agreement.
ARTICLE 8.

INDEMNIFICATION, ETC.
Section 8.1    Expiration of Representations, Etc. All representations and warranties of the Company set forth in this Agreement and any covenants of the Company set forth in this Agreement and required to be performed prior to or at the Closing, shall terminate and expire on, and shall cease to have any further force or effect following, the date which is 16 months from the date of this Agreement (the “Expiration Date”); provided, however, that if at any time prior to the Expiration Date, Parent has duly delivered to the Shareholders’ Representative and the Escrow Agent a valid Notice of Indemnification Claim (satisfying the requirements set forth in Section 8.8(a) with respect to the applicable representations and warranties or covenants of the Company), then the specific Indemnification Claim asserted in such Notice of Indemnification Claim shall survive the Expiration Date until such time as such claim is resolved. Notwithstanding the foregoing, all covenants contained in this Agreement that by their terms are to be performed following the Closing shall survive the Closing in accordance with their terms.
Section 8.2    Indemnification. From and after the Effective Time (but subject to Section 8.1, Section 8.3, Section 8.4 and Section 8.5 and the other provisions of this Article 8), Parent shall be entitled to be indemnified against (a) any Damages actually incurred by Parent as a direct result of any inaccuracy in the representations and warranties of the Company set forth in Article 3 of this Agreement, (b) any Damages actually incurred by Parent as a direct result of any breach of any of the covenants of the Company, (c) the excess, if any, of the aggregate amount ultimately required to be paid to holders of Dissenting Shares with respect thereto by the Company pursuant to dissenters rights under the ACC over the aggregate amount such holders would have otherwise received with respect to such Dissenting Shares, plus any reasonable out-of-pocket costs incurred by Parent or

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the Surviving Corporation arising out of any demands for such dissenters’ rights and (d) all Indemnified Taxes. For purposes of this Article 8, “Damages” means out-of-pocket losses or damages, but excluding any special, indirect, consequential, exemplary or punitive damages.
Section 8.3    Certain Limitations. Notwithstanding any other provision of this Article 8:
(a)    Parent’s indemnification rights under this Agreement shall be limited to the amount, if any, then remaining in the Escrow Fund.
(b)    Notwithstanding the fact that Parent may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect to any fact, event, condition or circumstance, Parent shall not be entitled to recover the amount of any Damages more than once under this Agreement in respect of such fact, event, condition or circumstance, and Parent shall not be entitled to indemnification for any item to the extent that the amount of the Damages incurred with respect to such item has been taken into account in the calculation of either the Estimated Closing Net Working Capital or Final Closing Net Working Capital, or Parent has otherwise been fully compensated on a dollar-for-dollar basis for such Damages pursuant to either of the Closing Net Working Capital adjustments set forth in Section 2.8.
(c)    Notwithstanding any other terms of this Article 8, Parent shall have no right to indemnification under this Agreement with respect to any material inaccuracy in any representation and warranty of the Company set forth in Article 3 of this Agreement if Parent has Knowledge on the date hereof that such representation and warranty is inaccurate as of the date hereof.
Section 8.4    Limitations on Liability.
(d)    No current or former shareholder, optionholder, director, officer, employee, Affiliate or advisor of the Company shall have any personal or individual liability of any nature to Parent, the Surviving Corporation or any Affiliate of Parent or the Surviving Corporation with respect to any inaccuracy in or breach of any representation or warranty set forth in, or any other breach of, this Agreement, except as specifically provided herein.
(e)    Without limiting the effect of any other limitation set forth in this Article 8, the indemnification provided for herein shall not apply, and Parent shall not be entitled to exercise any indemnification rights under this Agreement, except to the extent that the aggregate amount of the Damages against which Parent would otherwise be entitled to be indemnified exceeds $850,000. If the aggregate amount of such Damages exceeds $850,000, then Parent shall, subject to the other limitations set forth in this Agreement, be entitled to be indemnified only against the portion of such Damages in excess of $850,000.
(f)    Parent acknowledges that it has conducted, to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties, products, prospects, employees and projected operations of the Company and, in making

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its determination to proceed with the transactions contemplated by this Agreement, Parent is relying and has relied only on the results of its own independent investigation and verification and the representations and warranties of the Company expressly and specifically set forth in Article 3. Parent acknowledges that, except as expressly provided in Article 3, Parent is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied. The representations and warranties of the Company set forth in Article 3 constitute the sole and exclusive representations and warranties to Parent in connection with the transactions contemplated by this Agreement, and Parent understands, acknowledges and agrees that all other representations and warranties of any kind or nature, express or implied (including any representations or warranties relating to the future or historical financial condition, results of operations, assets or liabilities of the Company or the quality, quantity or condition of the assets of the Company) are specifically disclaimed by the Company. Parent acknowledges and agrees that no current or former shareholder, director, officer, employee, Affiliate or advisor of the Company has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.
(g)    Nothing in this Article 8, including the limitations set forth in Section 8.3, Section 8.4 and Section 8.5, prevents Parent or Surviving Corporation from bringing a common law action for fraud against any Person whose own fraud has caused Parent or Surviving Corporation to incur Damages or limit the Damages recoverable by Parent or Surviving Corporation in such common law action, provided that neither Parent nor Surviving Corporation shall be entitled to recover Damages more than once for the same indemnifiable matter.
Section 8.5    Defense of Third-Party Claims. Promptly (and in no event more than five Business Days) after Parent, the Surviving Corporation or any Affiliate of Parent or the Surviving Corporation receives notice or otherwise obtains knowledge of any actual or possible claim, demand, suit, action, arbitration, investigation, inquiry or proceeding that has been or may be brought, commenced or asserted by a third party against Parent, the Surviving Corporation or any of Parent’s other Affiliates and that may give rise to an Indemnification Claim by Parent under this Article 8 (any such actual or possible claim, demand, suit, action, arbitration, investigation, inquiry or proceeding by a third party being referred to as a “Third-Party Claim”), Parent shall deliver to the Shareholders’ Representative a written notice stating in reasonable detail the nature and basis of such Third-Party Claim and the dollar amount of such Third-Party Claim, to the extent known. The timely delivery of such written notice by Parent to the Shareholders’ Representative shall be a condition precedent to Parent’s right to receive indemnification payments from the Escrow Fund with respect to such Third-Party Claim or with respect to any of the facts or circumstances giving rise to such Third-Party Claim only to the extent the failure to timely deliver such notice materially prejudices the Shareholders’ Representative’s ability to defend such Third-Party Claim. The Shareholders’ Representative shall have the right, at its option, within fifteen (15) Business Days of receipt of Parent’s written notice to assume the defense of any such Third-Party Claim with its own counsel. If the Shareholders’ Representative elects to assume the defense of any such Third-Party Claim, then:
(e)    Parent shall be entitled to monitor (but not control) such defense (and Parent shall not admit, and shall ensure that the Surviving Corporation does not admit, any liability with

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respect to such Third-Party Claim), provided that notwithstanding anything to the contrary contained in this Agreement, Parent shall not be entitled to be indemnified (from the Escrow Fund or otherwise) for any costs or expenses incurred by Parent in connection with the defense of such Third-Party Claim following the Shareholders’ Representative’s election to assume the defense of such Third-Party Claim so long as the Shareholders’ Representative continues to diligently defend such Third-Party Claim to a final, non-appealable decision or settlement of the same;
(f)    Parent shall make available to the Shareholders’ Representative all books, records and other documents and materials that are under the direct or indirect control of Parent or any of Parent’s Affiliates and that the Shareholders’ Representative reasonably considers necessary or desirable for the defense of such Third-Party Claim, shall execute such documents and take such other actions as the Shareholders’ Representative may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Third-Party Claim, and shall otherwise cooperate as reasonably requested by the Shareholders’ Representative in the defense of such Third-Party Claim; and
(g)    the Shareholders’ Representative shall not enter into any settlement agreement providing for the settlement of such Third-Party Claim without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned).
If the Shareholders’ Representative elects not to assume the defense of such Third-Party Claim, then Parent shall proceed diligently to defend such Third-Party Claim with the assistance of counsel reasonably satisfactory to the Shareholders’ Representative; provided, however, that neither Parent nor the Surviving Corporation shall settle, adjust or compromise such Third-Party Claim, or admit any liability with respect to such Third-Party Claim, without the prior written consent of the Shareholders’ Representative (which consent shall not be unreasonably withheld, delayed or conditioned).
Section 8.6    Mitigation; Insurance.
(g)    Promptly after Parent or the Surviving Corporation becomes aware of any event or circumstance that could reasonably be expected to constitute any breach of any representation or warranty set forth in Article 3, Parent or Surviving Corporation will take commercially reasonable steps to mitigate and minimize any Damages that may result from such breach.
(h)    The amount of any Damages that are subject to indemnification out of the Escrow Fund or otherwise under this Article 8 shall be calculated net of the amount of (i) any third-party insurance proceeds from any third party insurance paid or certain of payment to Parent or Surviving Corporation in connection with such Damages or any of the events or circumstances giving rise or otherwise related to such Damages, and (ii) any federal, state or local Tax savings attributable to such Damages that are actually recognized by Parent in the taxable year in which such Damages are calculated and paid. Nothing in this Section 8.6 shall obligate Parent to provide copies of its or its Affiliates’ Tax Returns to the Shareholders’ Representative and Parent shall be required to disclose only such information related to such Tax Returns as is reasonably necessary to confirm the Tax savings, or lack of Tax savings, described in this Section 8.6(b).

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Section 8.7    Exclusivity. Other than Damages that result from fraud by the Company or any Company Subsidiary, the right of Parent to receive indemnification payments pursuant to this Article 8 shall be the sole and exclusive right and remedy exercisable by Parent, the Surviving Corporation or any of Parent’s Affiliates with respect to any inaccuracy in or breach of any representation or warranty contained in, or any other breach of, this Agreement.
Section 8.8    Indemnification Claims; Escrow Arrangements.
(k)    Parent shall not be entitled to indemnification under this Article 8 unless it has duly delivered a written notice to the Shareholders’ Representative and the Escrow Agent (any such notice being referred to as a “Notice of Indemnification Claim,” and the claim for indemnification described in such Notice of Indemnification Claim being referred to as an “Indemnification Claim”), setting forth: (i) the specific representation and warranty of the Company alleged to have been inaccurate or specific covenant of the Company alleged to have been breached or other specific circumstance entitling Parent to such indemnification; (ii) a reasonably detailed description of the facts and circumstances giving rise to the alleged inaccuracy in such representation and warranty or breach of such covenant or other specific circumstance entitling Parent to such indemnification; and (iii) the aggregate dollar amount of the Damages that have been incurred by Parent as a direct result of the inaccuracy or breach or other circumstance referred to in such notice (the aggregate amount of such estimate being referred to as the “Claimed Amount”).
(l)    During the 60-day period commencing upon the receipt by the Shareholders’ Representative of a Notice of Indemnification Claim, the Shareholders’ Representative may deliver to Parent and the Escrow Agent a written response (the “Response Notice”) in which the Shareholders’ Representative: (i) agrees that the full Claimed Amount is owed to Parent; (ii) agrees that part (but not all) of the Claimed Amount is owed to Parent; or (iii) asserts that no part of the Claimed Amount is owed to Parent. Any part of the Claimed Amount that is not agreed by the Shareholders’ Representative to be owed to Parent in the Response Notice shall be referred to as the “Contested Amount.”
(m)    If the Shareholders’ Representative delivers a Response Notice to Parent agreeing that all or any part of the Claimed Amount is owed to Parent, then, within three days following the receipt of such Response Notice by Parent, Parent and the Shareholders’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release such amount agreed to by the Shareholders’ Representative (or such lesser amount as may remain in the Escrow Fund) to Parent from the Escrow Fund by the release of shares of Parent Common Stock (valued at the Parent Closing Price) held in the Escrow Fund to Parent. If the Shareholders’ Representative fails to deliver a Response Notice within 60 days after its receipt of a Notice of Indemnification Claim, the Escrow Agent shall release to Parent such portion of the Claimed Amount as Parent shall have certified in writing to the Escrow Agent as having been actually incurred by Parent prior to such date by the release of shares of Parent Common Stock (valued at the Parent Closing Price) held in the Escrow Fund to Parent.
(n)    If the Shareholders’ Representative and Parent are unable to resolve any dispute relating to any Contested Amount during the 30-day period commencing upon the receipt

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of the Response Notice by Parent, then such dispute will be resolved in accordance with Section 9.5.
(o)    If the aggregate amount remaining in the Escrow Fund, including any interest accrued or income otherwise earned thereon (other than Shareholder Distributions), as of the Expiration Date (the “Aggregate Escrow Balance”) exceeds the aggregate dollar amount, as of the Expiration Date, of the Contested Amounts associated with all Indemnification Claims that have not been finally resolved and paid prior to the Expiration Date in accordance with this Section 8.8 (each, an “Unresolved Escrow Claim,” and the aggregate dollar amount of such Contested Amounts as of the Expiration Date being referred to as the “Aggregate Pending Claim Amount”), then the Escrow Agent shall release from the Escrow Fund to each Escrow Participant the amount determined by multiplying such Escrow Participant’s Escrow Participation Percentage by the Aggregate Distribution Amount, in the form of Stock Consideration valued in the same fashion as Stock Consideration paid by Parent to each Company Shareholder at the Closing. For purposes of this Section 8.8, the “Aggregate Distribution Amount” shall be the Aggregate Escrow Balance as of the Expiration Date minus the Aggregate Pending Claim Amount.
(p)    Following the Expiration Date, if an Unresolved Escrow Claim is finally resolved, Parent and the Shareholders’ Representative shall jointly execute and deliver to the Escrow Agent, within three days after the final resolution of such Unresolved Escrow Claim, a written notice instructing the Escrow Agent to release from the Escrow Fund to each Escrow Participant an aggregate amount of Stock Consideration determined by multiplying such Escrow Participant’s Escrow Participation Percentage by the amount (if any) by which the aggregate amount remaining in the Escrow Fund, including any interest accrued or income otherwise earned thereon, as of the date of resolution of such Unresolved Escrow Claim exceeds the aggregate amount of the Contested Amounts associated with all other remaining Unresolved Escrow Claims, payable in the form of Stock Consideration valued in the same fashion as Stock Consideration paid by Parent to each Company Shareholder at the Closing.
(q)    The parties agree that any amounts released to Parent from the Escrow Fund pursuant to this Article 8 shall be treated as a reduction in the aggregate consideration paid or to be paid to the Company Shareholders in connection with the Merger for U.S. federal income tax purposes. The parties further acknowledge and agree that a portion of any amounts released to the Escrow Participants pursuant to this Article 8 and the Escrow Agreement will be treated as imputed interest for federal income Tax purposes (and corresponding provisions of state, local and foreign Tax law).
ARTICLE 9.

MISCELLANEOUS PROVISIONS
Section 9.1    Shareholders’ Representative.
(d)    The rights of the Escrow Participants to receive disbursements from the Escrow Fund pursuant to the Escrow Agreement shall be subject to the right of William A. Corbus (the “Shareholders’ Representative”) to take any and all actions and make any and all decisions

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required or permitted to be taken or made by the Shareholders’ Representative under this Agreement or the Escrow Agreement, including the exercise of the right to: (i) give and receive notices and communications under Article 8 or the Escrow Agreement; (ii) authorize delivery to Parent of Parent Common Stock from the Escrow Fund in satisfaction of claims for indemnification made by Parent under Article 8; (iii) object to claims for indemnification made by Parent under Article 8; (iv) agree to, negotiate, enter into settlements and compromises of and comply with court orders with respect to claims for indemnification made by Parent under Article 8; (v) undertake any defense of Third-Party Claims; (vi) amend or waive the Escrow Agreement and (vii) take all actions necessary or appropriate in the good faith judgment of the Shareholders’ Representative for the accomplishment of the foregoing. The identity of the Shareholders’ Representative may be changed, and a successor Shareholders’ Representative may be appointed, from time to time (including in the event of the resignation or the death, disability or other incapacity of the Shareholders’ Representative) by Escrow Participants whose aggregate Escrow Participation Percentages exceed sixty percent (60%), and any such successor shall succeed the Shareholders’ Representative as Shareholders’ Representative hereunder. No bond shall be required of the Shareholders’ Representative, and the Shareholders’ Representative shall be reimbursed for costs and expenses (including overhead expenses) incurred in such capacity from the Representative Reimbursement Amount. From and after the Effective Time, a decision, act, consent or instruction of the Shareholders’ Representative shall be final, binding and conclusive upon each Escrow Participant.
(e)    At the Closing, Parent shall make a cash payment to the Shareholders’ Representative, by wire transfer of immediately available funds to an account designated by the Shareholders’ Representative prior to the Closing Date, in the amount of $500,000 (the “Representative Reimbursement Amount”). The Representative Reimbursement Amount shall be held by the Shareholders’ Representative for reimbursement payable to the Shareholders’ Representative under this Section 9.1 (the “Representative Reimbursement Fund”). Parent and Merger Sub shall have no further obligation or liability with respect to the Representative Reimbursement Amount other than payment of the same to the Shareholders’ Representative pursuant to this Section 9.1(b). Any portion of the Representative Reimbursement Fund that has not been utilized by the Shareholders’ Representative pursuant to the terms of this Agreement on or prior to the date specified by the Shareholders’ Representative on or after the Expiration Date, shall be paid by the Shareholders’ Representative to the Escrow Agent for distribution to the Escrow Participants pro rata in accordance with their respective Escrow Participation Percentages.
(f)    The Shareholders’ Representative shall not be liable for any liability, loss, damage, penalty, fine, cost or expense incurred without gross negligence by the Shareholders’ Representative while acting in good faith and in the exercise of its good faith judgment and arising out of or in connection with the acceptance or administration of its duties or the exercise of its rights hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith).
(g)    The Shareholders’ Representative shall be entitled to deduct and recover from any amounts payable to the Escrow Participants pursuant to this Agreement or the Escrow Agreement any costs and expenses reasonably incurred by the Shareholders’ Representative in connection with actions taken by the Shareholders’ Representative pursuant to the terms of this Agreement or the

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Escrow Agreement (including the hiring of legal counsel and the incurring of legal fees and costs), after the Representative Reimbursement Fund has been exhausted.
(h)    From and after the Effective Time, Parent and the Surviving Corporation shall promptly afford to the Shareholders’ Representative reasonable access to the books, records (including accountants’ work papers) and employees of Parent and the Surviving Corporation to the extent reasonably determined by the Shareholders’ Representative to be necessary to permit it to investigate or determine any matter relating to (i) its rights or obligations or the rights or obligations of the Escrow Participants under this Agreement or the Escrow Agreement, or (ii) the rights or obligations (under any law or otherwise) of the Escrow Participants with respect to any period ending on or before the date of this Agreement. Unless otherwise consented to in writing by the Shareholders’ Representative, neither Parent nor the Surviving Corporation shall, for a period of four years after the date of this Agreement, destroy, alter or otherwise dispose of any of the books and records of the Surviving Corporation relating in whole or in part to any period prior to the date of this Agreement without first offering to surrender to the Shareholders’ Representative such books and records or any portion thereof which Parent or the Surviving Corporation may intend to destroy, alter or otherwise dispose of.
(i)    Parent may rely and shall be protected in acting, or refraining from acting, upon any written notice, instruction or request furnished to it hereunder or under the Escrow Agreement and reasonably believed by Parent to be genuine and to have been signed or presented by the Shareholders’ Representative as if such written notice, instruction or request had been furnished to it by all the Escrow Participants.
(j)    Parent hereby consents to the retention by the Shareholders’ Representative of Morrison & Foerster LLP as counsel following the Closing, notwithstanding that Morrison & Foerster LLP has represented Company in connection with the transactions contemplated by this Agreement, including the negotiation of this Agreement, and waives any right Parent or the Surviving Corporation may have to object to such representation.
Section 9.2    Expenses. Except as otherwise provided herein, each party shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated by this Agreement, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, except that filing fees pursuant to any Antitrust Laws (including the HSR Act) shall be paid by Parent. All fees and expenses of the Paying Agent and the Escrow Agent shall be paid by Parent.
Section 9.3    Waiver.
(h)    Except as expressly set forth in this Agreement, no failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of

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any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(i)    No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
Section 9.4    Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement, the Confidentiality Agreement, the Escrow Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and provisions of this Agreement.
Section 9.5    Governing Law; Consent to Jurisdiction. This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within such State, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York; provided, however, all disputes between the parties under or related to Article 2 of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Alaska applicable to contracts executed in and to be performed entirely within such State, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Alaska. Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any state court, or Federal court of the United States of America located within San Francisco, California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties to this Agreement hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts; (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court; and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties to this Agreement hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 9.7. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

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Section 9.6    Assignability; Third Party Rights.
(a)    Subject to Section 9.6(b), this Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights or obligations of any party hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the other parties’ prior written consent shall be void and of no effect.
(b)    Except as set forth in the final sentence of this Section 9.6, nothing in this Agreement is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary contained in this Agreement (but without limiting any of the rights of the Shareholders’ Representative under this Agreement): (i) the Persons who hold shares of Company Common Stock immediately prior to the Effective Time shall be third party beneficiaries of the provisions set forth in Article 2; (ii) the Indemnified Parties shall be third party beneficiaries of the provisions set forth in Section 5.8; and (iii) all current and former shareholders, directors, officers, employees, Affiliates and advisors of the Company shall be third party beneficiaries of the last sentence of Section 8.4(c).
Section 9.7    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by an internationally recognized overnight air courier (such as UPS, DHL or Federal Express), two Business Days after dispatch from any location in the United States; (c) if sent by facsimile transmission before 5:00 p.m. on a Business Day, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission on a day other than a Business Day or after 5:00 p.m. on a Business Day and receipt is confirmed, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:
if to the Company (prior to the Closing):
Alaska Energy and Resources Company
5601 Tonsgard Court
Juneau, AK 99801-7201
Attention: William A. Corbus
Facsimile: 907-463-6332

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with a copy to (which shall not constitute notice):
Morrison & Foerster LLP
12531 High Bluff Drive, Suite 100
San Diego, CA 92130
Attention: Steven G. Rowles
Facsimile: (858) 523-2810

if to Parent, Merger Sub or the Surviving Corporation:
Avista Corporation
1411 East Mission Avenue
Spokane, WA 99202
Attention: General Counsel
Facsimile: (509) 495-4361
With a copy to (which shall not constitute notice):
Davis Wright Tremaine LLP
1201 Third Avenue, #2200
Seattle, WA 98101
Attention: Scott W. MacCormack
Facsimile: 206-757-7263
if to the Shareholders’ Representative (after the Closing):
William A. Corbus
209 S Franklin St, Suite 209
Juneau, AK 99801
Facsimile: 907-463-6332
with a copy to (which shall not constitute notice):
Morrison & Foerster LLP
12531 High Bluff Drive, Suite 100
San Diego, CA 92130
Attention: Steven G. Rowles
Facsimile: (858) 523-2810

Section 9.8    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term

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or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
Section 9.9    Construction.
(g)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(h)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(i)    Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules” are intended to refer to Articles or Sections of this Agreement and Exhibits or Schedules to this Agreement.
(j)    The bold-faced headings set forth in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
Section 9.10    Attorney-Client Privilege. The attorney-client privilege of the Company related to the Merger shall be deemed to be the right of the Escrow Participants, and not that of the Surviving Corporation, following the Closing, and may be waived only by the Shareholders’ Representative. Absent the consent of the Shareholders’ Representative, neither Parent nor the Surviving Corporation shall have a right to access attorney-client privileged material of the Company related to the Merger following the Closing.
Section 9.11    Disclosure Schedule. The representations and warranties contained in Article 3 of the Agreement are subject to (a) the exceptions and disclosures set forth in the applicable Section of the Disclosure Schedule corresponding to the particular Section of Article 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such Section of the Disclosure Schedule by reference to another Section of the Disclosure Schedule; and (c) any exception or disclosure set forth in any other Section of the Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure is intended to qualify such representation and warranty. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an

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admission by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement. The Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company contained in this Agreement. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. The contents of each of the contracts and other instruments or documents referred to in the Disclosure Schedule shall be deemed to be incorporated and referred to in the Disclosure Schedule as though set forth in full therein. From time to time prior to the Closing, the Company may at its option supplement or amend and deliver updates to the Disclosure Schedule (each a “Schedule Update”) that are necessary to complete or correct any information in the Disclosure Schedules or in any representation or warranty of the Company or any Company Subsidiary that has been rendered inaccurate or incomplete due to any change, event, effect or occurrence since the date of this Agreement. If Parent has the right to initiate the termination of this Agreement pursuant to Section 7.1(c) (subject to the Company’s right to cure) and does not initiate such right in writing as a result of such Schedule Update within ten (10) days of receipt of such Schedule Update and (b) the Schedule Update pursuant to this Section 9.11 relates to events occurring or conditions arising after the date of this Agreement, then such Schedule Update shall be deemed to have amended the appropriate Section or Sections of the Disclosure Schedule as of the date of this Agreement, to have qualified the representations and warranties contained in Article 3 as of the date of this Agreement, and to have timely cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such matter. If Parent does not have the right to terminate this Agreement pursuant to Section 7.1(c) because no Company Material Adverse Effect has resulted from any change, event, effect or occurrence since the date of this Agreement, then such Schedule Update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of determining whether the conditions set forth in Article 6 have been satisfied, but shall not be deemed to supplement or amend the Disclosure Schedule for the purposes of determining the accuracy of any representation or warranty made by the Company in this Agreement or the indemnification provisions of Article 8. For the avoidance of doubt, Parent shall not be permitted to terminate this Agreement and it shall not otherwise be deemed a breach of this Agreement as a result of any Schedule Updates that relate to any actions permitted by or taken pursuant to this Section 9.11.
Section 9.12    Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action or proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy

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at law would be adequate. Further, each party agrees that in any action for specific performance brought to enforce a party’s obligations under this agreement, if specific performance or other equitable relief is granted, the party obtaining such remedy or relief shall be entitled to be reimbursed for its reasonable expenses incurred in connection with such action, including its attorney’s fees and expenses.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.
ALASKA ENERGY AND RESOURCES COMPANY
By:    /s/ William A. Corbus
Name:    William A. Corbus
Title:     President

ALASKA MERGER SUB, INC.
By:    /s/ Scott L. Morris
Name:    Scott L. Morris
Title:     Chief Executive Officer
AVISTA CORPORATION
By:    /s/ Scott L. Morris
Name:    Scott L. Morris
Title:     Chief Executive Officer

And with respect to Article 8 and Section 9.1 only:
WILLIAM A. CORBUS,
as the Shareholders’ Representative
By:    /s/ William A. Corbus
Name:    William A. Corbus

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